SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

FEDERATED DEPARTMENT STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL
STOCK OWNERSHIP
ITEM 1 -- ELECTION OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
ITEM 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ITEM 3 -- APPROVAL OF THE 1992 INCENTIVE BONUS PLAN, AS AMENDED
ANNUAL INCENTIVE AWARDS
LONG-TERM INCENTIVE AWARDS
ITEM 4 -- STOCKHOLDER PROPOSAL SEEKING ANNUAL ELECTION OF DIRECTORS
ITEM 5 -- STOCKHOLDER PROPOSAL SEEKING IMPLEMENTATION OF A CODE OF CORPORATE CONDUCT BASED ON CERTAIN INTERNATIONAL LABOR ORGANIZATION CONVENTIONS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PENSION PLAN TABLE
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT REVIEW COMMITTEE REPORT
COMPARISON OF TOTAL STOCKHOLDER RETURN
STOCKHOLDER PROPOSALS
OTHER MATTERS
FEDERATED DEPARTMENT STORES, INC. 1992 INCENTIVE BONUS PLAN

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street

Cincinnati, Ohio 45202
and
151 West 34th Street
New York, New York 10001

April 17, 2002

To the Stockholders:

      You are cordially invited to attend the 2002 annual meeting of the stockholders of Federated Department Stores, Inc. The annual meeting will be held on Friday, May 17, 2002, at 11:00 a.m., Eastern Daylight Time, at Federated’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The official notice of meeting, proxy statement and form of proxy are enclosed with this letter. The matters listed in the notice of meeting are described in the attached proxy statement.

      The vote of every stockholder is important. Accordingly, we would appreciate it if you would cast your vote promptly by following the instructions on the enclosed proxy card.

      Thank you for your cooperation and support of Federated.

Sincerely,

JAMES M. ZIMMERMAN
Chairman of the Board
and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,

PLEASE CAST YOUR VOTE PROMPTLY
BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

      Federated hereby gives notice that the annual meeting of its stockholders will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 17, 2002, at Federated’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The items on the agenda for the annual meeting are:

1.	To elect four Class II members of Federated’s board of directors;

2.	To ratify the appointment of KPMG LLP as Federated’s independent accountants for the fiscal year ending February 1, 2003;

3.	To approve Federated’s 1992 Incentive Bonus Plan, as amended;

4.	To act upon a stockholder proposal, if properly presented at the annual meeting, to take the necessary steps to adopt a system for the annual election of all of Federated’s directors;

5.	To act upon a stockholder proposal, if properly presented at the annual meeting, to adopt and implement a code of corporate conduct based on certain International Labor Organization conventions; and

6.	To act upon such other business as may properly come before the annual meeting or any postponements or adjournments thereof.

      Each of these matters is more fully described in the attached proxy statement. Stockholders of record at the close of business on April 5, 2002 are entitled to vote at the annual meeting or any postponements or adjournments thereof.

DENNIS J. BRODERICK
Secretary

April 17, 2002

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202
and
151 West 34th Street, New York, New York 10001

PROXY STATEMENT

      The board of directors of Federated (the “Board”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of Federated’s stockholders. The annual meeting will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 17, 2002, at Federated’s offices located at 7 West Seventh Street, Cincinnati, Ohio 45202. The proxies received will be used at the annual meeting and at any postponements or adjournments of the annual meeting for the purposes set forth in the accompanying notice of meeting. This proxy statement, the notice of meeting and accompanying proxy are being mailed to stockholders on or about April 17, 2002.

      Except where the context requires otherwise, the term “Federated” includes Federated and its subsidiaries.

GENERAL

      The record date for the annual meeting is April 5, 2002. The holders of record of shares of common stock of Federated at the close of business on the record date are entitled to vote such shares at the annual meeting. As of the record date, 201,126,374 shares of common stock were outstanding. This number excludes shares held in the treasury of Federated or by subsidiaries of Federated. Each share of common stock, other than treasury shares and shares held by Federated’s subsidiaries, is entitled to one vote on each of the matters listed in the notice of meeting.

      The holders of a majority of the outstanding shares of common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. For purposes of determining whether a quorum exists, abstentions and broker non-votes will be included in determining the number of shares present or represented at the annual meeting. However, with respect to any matter brought to a vote at the annual meeting, abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. In order to obtain approval of any matter brought to a vote at the annual meeting, the affirmative vote of the holders of a majority (or, in the case of the election of any nominee as a director, a plurality) of the shares of common stock represented at the annual meeting and actually voted is required. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on any such matter. If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

      The Board has adopted a policy under which all voting materials that identify the votes of specific stockholders will be kept confidential and will not be disclosed to officers, directors or employees of Federated or third parties except as described below. Voting materials may be disclosed in any of the following circumstances:

•	if required by applicable law;

•	to persons engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain stockholder confidentiality as provided in the policy;

•	in those instances in which stockholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to Federated’s management;

•	in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board;

•	in respect of a stockholder proposal that Federated’s Board Organization and Corporate Governance Committee (the “BOCG Committee”), after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of Federated and its stockholders; and

•	in the event that representatives of Federated determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of voting materials.

The policy described above will apply to the annual meeting.

      All shares of common stock represented at the annual meeting by proxies properly submitted prior to or at the annual meeting will be voted at the annual meeting in accordance with the instructions on the proxies, unless such proxies previously have been revoked. If no instructions are indicated, such shares will be voted FOR the nominees for director identified below, FOR the ratification of the appointment of Federated’s independent accountants, FOR the approval of Federated’s 1992 Incentive Bonus Plan, as amended, AGAINST the stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors, and AGAINST the stockholder proposal to adopt and implement a code of corporate conduct based on certain International Labor Organization conventions.

      A stockholder may revoke a proxy by submitting to the Secretary of Federated evidence of such revocation or a subsequent proxy authorized by such stockholder or by voting in person at the annual meeting. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.

STOCK OWNERSHIP

      Certain Beneficial Owners. The following table sets forth information as to the beneficial ownership of each person known to Federated to own more than 5% of Federated’s outstanding common stock.

	Name and Address	Number of Shares	Percent of Class

1.	AXA Financial, Inc. (“AXA Financial”), 1290 Avenue of the Americas, New York, NY 10104	18,247,448	9.50%
2.	FMR Corp. (“FMR”), 82 Devonshire Street, Boston, MA 02109	15,283,754	7.93%
3.	Barclays Capital Securities, Ltd., Barclays Funds Limited, Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Life Assurance Company, Ltd., Barclays Trust and Banking Company (Japan), Ltd. (collectively, “Barclays”), 45 Fremont Street, San Francisco, CA 94105	11,500,817	6.00%

      1. According to information set forth in a Schedule 13G/ A, dated February 11, 2002 (the “AXA Financial Schedule 13G”), filed with the Securities and Exchange Commission (the “SEC”) by AXA Financial, as of December 31, 2001, AXA Financial’s affiliates were the beneficial owners of 18,247,448 shares of common stock (approximately 9.5% of the total number of shares of common stock outstanding). According to the AXA Financial Schedule 13G, (a) 18,150,148 of such shares were beneficially owned by Alliance Capital Management L.P. (“Alliance”), a majority owned subsidiary of AXA Financial, (b) 1,400 of such shares were beneficially owned by The Equitable Life Assurance Society of the United States (“Equitable”), a wholly owned subsidiary of AXA Financial, and (c) 95,900 of such shares were beneficially owned by AXA Rosenberg Investment Management, LLC (“AXA Rosenberg”), an affiliate of AXA Financial and a majority owned indirect subsidiary of AXA. According to the AXA Financial Schedule 13G:

•	Alliance has (i) sole power to vote 10,005,517 shares described in clause (a) above, (ii) shared power to vote 1,637,315 of such shares, and (iii) sole power to dispose of 18,150,148 of such shares,

•	Equitable has sole power to dispose of 1,400 shares described in clause (b), but has no power to vote such shares, and

•	AXA Rosenberg has (i) sole power to vote 75,200 shares described in clause (c) above, and (ii) shared power to dispose of 95,900 of such shares.

      2. According to information set forth in a Schedule 13G, dated February 14, 2002 (the “FMR Schedule 13G”), filed with the SEC by FMR, as of December 31, 2001, FMR was the beneficial owner of 15,283,754 shares of common stock (approximately 7.93% of the total number of shares of common stock outstanding). According to the FMR Schedule 13G, (a) 14,137,370 of such shares (approximately 7.34% of the total number of shares of common stock outstanding) were beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, as a result of acting as investment advisor to various investment companies, (b) 803,349 of such shares (approximately 0.42% of the total number of shares of common stock outstanding) were beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of institutional account(s), (c) 343,000 of such shares (approximately 0.18% of the total number of shares outstanding) were beneficially owned by Fidelity International Limited (“FIL”), and (d) 35 of such shares (approximately 0.00% of the total number of shares outstanding) were beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR (“Strategic”). According to the FMR Schedule 13G:

•	Each of FMR and Edward C. Johnson 3d, Chairman of FMR, has sole power to dispose of 14,137,370 shares described in clause (a) above. Neither FMR nor Edward C. Johnson has sole voting power over such shares owned directly by the Fidelity Funds. The Fidelity Funds’ Boards of Trustees has the power to vote such shares,

•	Edward C. Johnson 3d and FMR, through its control of Fidelity Management Trust Company, each has (i) sole power to vote 768,149 shares described in clause (b) above, and (ii) sole power to dispose of 803,349 of such shares,

•	FIL has (i) sole power to vote 343,000 shares described in clause (c) above, and (ii) sole power to dispose of 343,000 of such shares, and

•	Strategic has (i) sole power to dispose of 35 shares described in clause (d) above, but has no power to vote such shares.

      According to the FMR Schedule 13G, Edward C. Johnson, 3d and Abigail P. Johnson, a director of FMR, own 12.0% and 24.5%, respectively, of the outstanding voting common stock of FMR, and various Johnson family members are the predominant owners of the Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. According to the FMR Schedule 13G, through their ownership of FMR’s voting common stock and related agreements, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

      According to the FMR Schedule 13G, a partnership controlled by Edward C. Johnson 3d and members of his family owns shares of FIL voting stock with the right to cast approximately 39.89% of the total votes which may be cast by all holders of FIL voting stock. Mr. Johnson 3d is Chairman of FMR and FIL. According to the FMR Schedule 13G, (a) FMR and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals, and (b) other than when one serves as a sub adviser to the other, their investment decisions are made independently, and their clients are generally different organizations.

      3. According to the information set forth in a Schedule 13G, dated February 8, 2002 (the “Barclays Schedule 13G”), filed with the SEC by Barclays, Barclays was the beneficial owner of 11,500,817 shares of common stock (approximately 6% of the total number of shares outstanding). According to the Barclays Schedule 13G, (a) 9,607,159 of such shares (approximately 5.01% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Global Investors, N.A. (“BGI”), (b) 1,051,339 of such shares (approximately 0.55% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Global Fund Advisors (“BGFA”), (c) 754,804 of such shares (approximately 0.39% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Global Investors, LTD. (“BGIL”), (d) 26,017 of such shares (approximately 0.01% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Funds Limited (“BFL”), (e) 1,100 of such shares (approximately 0.00% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Capital Securities, Ltd. (“BCSL”), (f) 970 of such shares (approximately 0.00% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Life Assurance Company, Ltd. (“BLAC”), and (g) 59,428 of such shares (approximately 0.03% of the total number of shares of common stock outstanding) were beneficially owned by Barclays Trust and Banking Company (Japan), Ltd.(“BTBC”). According to the Barclays Schedule 13G:

•	BGI has (i) sole power to vote 9,134,120 shares described in clause (a) above, and (ii) sole power to dispose of 9,607,159 of such shares,

•	BGFA has (i) sole power to vote 1,051,239 shares described in clause (b) above, and (ii) sole power to dispose of 1,051,339 of such shares,

•	BGIL has (i) sole power to vote 744,404 shares described in clause (c) above, and (ii) sole power to dispose of 754,804 of such shares,

•	BFL has (i) sole power to vote 26,017 shares described in clause (d) above, and (ii) sole power to dispose of 26,017 of such shares,

•	BCSL has (i) sole power to vote 1,100 shares described in clause (e) above, and (ii) sole power to dispose of 1,100 of such shares,

•	BLAC has (i) sole power to vote 970 shares described in clause (f) above, and (ii) sole power to dispose of 970 of such shares, and

•	BTBC has (i) sole power to vote 59,428 shares described in clause (g) above, and (ii) sole power to dispose of 59,428 of such shares.

      Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of April 5, 2002 by each director of Federated, by each of the Named Executives (as defined below) and by directors and executive officers of Federated as a group. None of Federated’s directors or executive officers, either individually or as a group, owns 1% or more of the outstanding shares of common stock. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

	Number of Shares

Name	(1)	(2)

Meyer Feldberg	16,622	14,358
Earl G. Graves, Sr.	20,329	19,465
Sara Levinson	13,625	12,625
Terry J. Lundgren	695,115	562,500
Joseph Neubauer	28,365	22,365
Joseph A. Pichler	11,625	9,125
Ronald W. Tysoe	676,031	558,500
Karl M. von der Heyden	30,165	21,465
Craig E. Weatherup	16,198	13,198
Marna C. Whittington	19,530	15,329
James M. Zimmerman	1,300,270	1,144,500
Thomas G. Cody	289,196	247,500
Karen M. Hoguet	180,720	146,250
All directors and executive officers as a group	3,410,395	2,878,305

(1)	Aggregate number of shares of common stock currently held and which may be acquired within 60 days after April 5, 2002 through the exercise of options granted under the 1992 Executive Equity Incentive Plan, as amended, and the 1995 Executive Equity Incentive Plan, as amended (the “1995 Equity Plan” and, together with the 1992 Executive Equity Incentive Plan, as amended, the “Equity Plans”).

(2)	Number of shares of common stock which may be acquired within 60 days after April 5, 2002 through the exercise of options granted under the Equity Plans.

ITEM 1 — ELECTION OF DIRECTORS

      Federated’s Certificate of Incorporation (the “Certificate of Incorporation”) and By-Laws (the “By-Laws”) provide that the directors of Federated are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected.

      In accordance with the recommendation of its BOCG Committee, the Board has nominated Meyer Feldberg, Terry J. Lundgren, Ronald W. Tysoe, and Marna C. Whittington, each of whom is currently a member of the Board, for election as Class II Directors. If elected, such nominees will serve for a three-year term to expire at Federated’s annual meeting of stockholders in 2005 or until their successors are duly elected and qualified. Information regarding the foregoing nominees, as well as the other persons who are expected to serve on the Board following the annual meeting, is set forth below.

      The Board has no reason to believe that any of the nominees will not serve if elected. However, if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected at the annual meeting.

      The Board recommends that stockholders vote FOR the election of the nominees. Proxies solicited by the Board will be so voted except where authority has been withheld.

Nominees for Election as Class II Directors — Term Expires at the 2005 annual meeting

MEYER FELDBERG

      Professor Feldberg, age 60, has been Dean of the Columbia Business School at Columbia University since 1989. He is also a member of the boards of directors of Revlon, Inc., Primedia, Inc., Brinson Advisors Funds and Select Medical Corporation. Professor Feldberg is a member of the BOCG, Compensation, Executive and Public Policy Committees and the Section 162(m) Subcommittee of the Board. Professor Feldberg has been a director since 1992.

TERRY J. LUNDGREN

      Mr. Lundgren, age 50, has been President/ Chief Operating Officer and Chief Merchandising Officer of Federated since April 15, 2002. From May 1997 until April 15, 2002, he was President and Chief Merchandising Officer of Federated. From February 1994 until February 19, 1998, he was the Chairman of the Federated Merchandising Group, a division of Federated. Mr. Lundgren is a member of the Public Policy Committee of the Board. Mr. Lundgren has been a director since May 1997.

RONALD W. TYSOE

      Mr. Tysoe, age 49, has been Vice Chairman, Finance and Real Estate of Federated since April 1990. From April 1990 until October 1997, Mr. Tysoe also served as the Chief Financial Officer of Federated. Mr. Tysoe is also a member of the boards of directors of E.W. Scripps Company and Great American Financial Resources, Inc. Mr. Tysoe is a member of the Finance Committee of the Board. Mr. Tysoe has been a director since 1988.

MARNA C. WHITTINGTON

      Dr. Whittington, age 54, has been President of Nicholas Applegate Capital Management and Chief Operating Officer of Allianz Dresdner Asset Management, the parent of Nicholas Applegate Capital Management, since 2001. From 1996 until 2001 she was Chief Operating Officer of Morgan Stanley Dean Witter Investment Management. Dr. Whittington is also a member of the board of directors of Rohm & Haas Company. Dr. Whittington is a member of the Audit Review, BOCG, Executive and Finance Committees of the Board. Dr. Whittington has been a director since 1993.

Class III Directors — Term Expires at the 2003 annual meeting

EARL G. GRAVES, SR.

      Mr. Graves, age 67, has been Chairman and Chief Executive Officer of Earl G. Graves, Ltd., a multi-faceted communications company, since 1970, and is the Publisher and Chief Executive Officer of “Black Enterprise” magazine, which he founded. From 1990 until 1998, Mr. Graves was Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. Since 1998, Mr. Graves has been Chairman of the Pepsi-Cola Ethnic Advisory Board. Mr. Graves is also a member of the boards of directors of Aetna Inc., AMR Corporation, DaimlerChrysler Corporation and Rohm & Haas Company. He is a member of the Audit Review, BOCG, Executive and Public Policy Committees of the Board. Mr. Graves has been a director since 1994.

CRAIG E. WEATHERUP

      Mr. Weatherup, age 56, has been Chairman and Chief Executive Officer of The Pepsi Bottling Group, Inc. since November 1998. From July 1996 until October 1998, he was the Chairman and Chief Executive Officer of Pepsi-Cola Company. Mr. Weatherup is also a member of the board of directors of Starbucks Corporation. He is a member of the BOCG, Compensation and Public Policy Committees of the Board. Mr. Weatherup has been a director since August 1996.

JAMES M. ZIMMERMAN

      Mr. Zimmerman, age 58, has been Chairman of the Board and Chief Executive Officer of Federated since May 1997. From May 1988 until May 1997, he was the President and Chief Operating Officer of Federated. He is also a member of the boards of directors of The Chubb Corporation, H.J. Heinz Company, Goodyear Tire and Rubber Co. and Convergys Corporation. Mr. Zimmerman is a member of the Executive and Finance Committees of the Board. Mr. Zimmerman has been a director since 1988.

Class I Directors — Term Expires at the 2004 annual meeting

SARA LEVINSON

      Ms. Levinson, age 51, has been Chairman and Chief Executive Officer of Club Mom since May 2000. Prior to that she was President of NFL Properties, Inc. since September 1994. Ms. Levinson is also a member of the board of directors of Harley Davidson, Inc. Ms. Levinson is a member of the Audit Review and Public Policy Committees of the Board. Ms. Levinson has been a director since May 1997.

JOSEPH NEUBAUER

      Mr. Neubauer, age 60, has been Chief Executive Officer of ARAMARK Corporation since 1983 and Chairman since 1984; he was President of ARAMARK Corporation from 1983 until 1997. He is also a member of the boards of directors of ARAMARK Corporation, Verizon Communications, Inc., Wachovia and CIGNA Corporation. Mr. Neubauer is a member of the BOCG, Compensation, Executive and Finance Committees of the Board. Mr. Neubauer has been a director since 1992.

JOSEPH A. PICHLER

      Mr. Pichler, age 62, has been Chairman and Chief Executive Officer of The Kroger Co. since June 1990. He is also a member of the boards of directors of The Kroger Co. and Milacron, Inc. Mr. Pichler is a member of the BOCG and Compensation Committees and the Section 162(m) Subcommittee of the Board. Mr. Pichler has been a director since December 1997.

KARL M. VON DER HEYDEN

      Mr. von der Heyden, age 65, was Vice Chairman of the Board of Directors of PepsiCo, Inc. from September 1996 to January 2001 and was also Chief Financial Officer of PepsiCo, Inc. from September 1996 until March 1998. He is also a member of the boards of directors of AstraZeneca PLC and ARAMARK Corp. Mr. von der Heyden is a member of the Audit Review, Executive, Finance and Public Policy Committees of the Board. Mr. von der Heyden has been a director since 1992.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance at Meetings

      The Board held seven meetings during the fiscal year ended February 2, 2002 (“fiscal 2001”). No director attended fewer than 75%, in the aggregate, of the total number of meetings of the Board and Board Committees on which such director served.

Committees of the Board

      The Board has established the following standing committees: the Executive Committee, the Finance Committee, the Public Policy Committee, the Audit Review Committee, the BOCG Committee, the Compensation Committee and the Section 162(m) Subcommittee. Each of these standing committees is reconstituted following each annual meeting of Federated’s stockholders. The By-Laws require that the Audit Review, BOCG and Compensation Committees be composed solely of non-employee directors and that a majority of the members of the Executive and Finance Committees be non-employee directors. The By-Laws define “non-employee director,” in general, to mean a director of Federated who is not a full-time employee of Federated or any of its subsidiaries. The By-Laws further require that all of the members of the Audit Review, BOCG and Compensation Committees, and a majority of the members of the Executive, Finance, and Public Policy Committees and each other directorate committee that the Board may from time to time establish, be independent directors. However, the By-Laws permit a majority of the independent directors then serving as Board members to determine in a specific instance that it would be in the best interests of Federated and its stockholders that the By-Laws not operate to preclude the service of one or more individuals on one or more of such committees. The By-Laws define “independent director,” in general, to mean a director of Federated who:

•	is not (and has not been within the preceding 60 months) an employee of Federated or any of its subsidiaries;

•	is not (and has not been within the preceding 60 months) an executive officer, partner or principal in or of any corporation or other entity that is or was a paid advisor, consultant or provider of professional services to, or a substantial supplier of, Federated or any of its subsidiaries;

•	is not a party to any contract pursuant to which the director provides personal services (other than as a director) to Federated or any of its subsidiaries;

•	is not employed by an organization that received, within the preceding 60 months, grants or endowments from Federated or any of its subsidiaries in excess of $250,000 in any fiscal year of Federated;

•	is not a relative of any other director or executive officer of Federated;

•	is not a party to any agreement binding him or her to vote, as a stockholder of Federated, in accordance with the recommendations of the Board; and

•	is not a director of any corporation or other entity (other than Federated) of which Federated’s Chairman or Chief Executive Officer is also a director.

      The Board believes that, except for the three members of the Board who are also senior executives of Federated, the remaining members of the Board are “independent directors” within the meaning of the foregoing definition.

      Executive Committee. The Executive Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Neubauer, von der Heyden and Zimmerman. This Committee has all authority,

consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive Committee may generally exercise all of the power and authority of the Board in the oversight of the management of the business and affairs of Federated. However, the Executive Committee does not have the power to amend the By-Laws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any preferred stock of Federated), adopt an agreement of merger and consolidation, authorize the issuance of stock, declare a dividend or recommend to the stockholders of Federated the sale, lease or exchange of all or substantially all of Federated’s assets, a dissolution of Federated or a revocation of a dissolution. The Executive Committee met once during fiscal 2001.

      Finance Committee. The Finance Committee is presently composed of Dr. Whittington and Messrs. Neubauer, Tysoe, von der Heyden and Zimmerman. This Committee reviews with the appropriate officers of Federated and reports to the Board (or to the Executive Committee) on:

•	the financial considerations relating to acquisitions and dispositions of businesses and operations involving projected costs or income in excess of $15 million;

•	potential transactions affecting Federated’s capital structure, such as financings, refinancings and the issuance, redemption or repurchase of Federated’s debt or equity securities;

•	potential changes in the financial policy or structure of Federated which could have a material financial impact on Federated; and

•	capital projects and other financial commitments in excess of $15 million.

The Finance Committee met five times during fiscal 2001.

      Public Policy Committee. The Public Policy Committee is presently composed of Ms. Levinson and Messrs. Feldberg, Graves, Lundgren, von der Heyden and Weatherup. This Committee establishes, when necessary or appropriate, policies involving Federated’s role as a corporate citizen, reviews, evaluates and monitors the policies, programs and practices in public policy areas, maintains an awareness of public affairs developments and trends, and reviews and makes recommendations to the Board on stockholder proposals relating to various matters. The Public Policy Committee met twice during fiscal 2001.

      Audit Review Committee. The Audit Review Committee is presently composed of Ms. Levinson, Dr. Whittington and Messrs. Graves and von der Heyden. This Committee reviews the professional services provided by Federated’s independent accountants and the independence of such firm from the management of Federated. This Committee also reviews the scope of the audit by Federated’s independent accountants, whether the provision of information technology services and other non-audit services by Federated’s independent accountants is compatible with the maintenance of their independence, the annual financial statements of Federated, Federated’s systems of internal accounting controls, material legal developments relating to, and legal compliance policies and procedures of, Federated and such other matters with respect to the legal, accounting, auditing and financial reporting practices and procedures of Federated as it may find appropriate or as may be brought to its attention, and meets from time to time with members of Federated’s internal audit staff. See “Audit Review Committee Report” for further information regarding the Audit Review Committee’s review. The Audit Review Committee met three times during fiscal 2001.

      Board Organization and Corporate Governance Committee. The BOCG Committee is presently composed of Dr. Whittington and Messrs. Feldberg, Graves, Neubauer, Pichler and Weatherup. This Committee considers and recommends criteria for the selection of nominees for election as directors of Federated and from time to time may select candidates for director for recommendation to the full Board. This Committee also considers and makes recommendations with respect to (a) such proposals as may from time to time be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, by stockholders of Federated, and (b) such other matters as may from time to time be presented for consideration of the Board relating to the rights of stockholders and the role of the Board in respect of the direction of the management of the business and affairs of Federated (other than, as to stockholder rights, in respect of the conduct of Federated’s ordinary business operations or in the context of an extraordinary transaction involving Federated or any of its subsidiaries or any securities of Federated or its subsidiaries). The full Board may also from time to time select such director candidates and in all events will act in respect of (x) the filling of any vacancies on the Board, (y) the recommendation of candidates for nomination for election by the stockholders of Federated, and (z) the composition of all Board committees. The BOCG Committee met twice during fiscal 2001.

      The BOCG Committee will consider nominees for directors recommended by stockholders of Federated. Stockholders wishing to make such recommendations should write to the Board Organization and Corporate Governance Committee, c/o Dennis J. Broderick, Secretary, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information. See “Director Nomination Procedures” for a discussion of nomination procedures under the By-Laws.

      Compensation Committee. The Compensation Committee is presently composed of Messrs. Feldberg, Neubauer, Pichler and Weatherup. This Committee reviews executive salaries, administers the bonus, incentive and stock option plans of Federated and approves the salaries and other benefits of the executive officers of Federated. In addition, this Committee advises and consults with Federated’s management regarding pension and other benefit plans and compensation policies and practices of Federated. The Compensation Committee met seven times during fiscal 2001.

      Section 162(m) Subcommittee. The Board has established a subcommittee of the Compensation Committee, presently composed of Messrs. Feldberg and Pichler (the “Section 162(m) Subcommittee”). The Section 162(m) Subcommittee is required to be composed solely of two or more members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations of the Internal Revenue Service relating thereto (collectively, “Section 162(m)”). The Section 162(m) Subcommittee takes all required actions under the Equity Plans and Federated’s 1992 Incentive Bonus Plan, as amended (the “1992 Bonus Plan”), and such other compensation plans, agreements or arrangements of Federated as may be specified by the Board from time to time, in each case with respect to such action as may be necessary under Section 162(m) in order to cause any compensation that is paid thereunder to a person who is, or is specified by the Compensation Committee as being reasonably likely to become, a “covered employee” within the meaning of Section 162(m) to qualify as “performance based” within the meaning of Section 162(m). The Section 162(m) Subcommittee met twice during fiscal 2001.

Director Nomination Procedures

      The By-Laws provide that nominations for election of directors by the stockholders will be made by the Board or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of Federated not less than 60 days prior to the meeting of stockholders. However, in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder’s nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of Federated’s stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder, and the consent of each nominee to serve as a director of Federated if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of the stockholders. See “Stockholders Proposals — Proposals for 2003 Annual Meeting.”

Director Compensation

      Non-employee directors receive an annual base retainer fee in the amount of $30,000, and a fee of $1,250 for each Board or Board Committee meeting attended. In addition, each non-employee director who chairs a committee receives an annual fee of $5,000. Since January 1, 1999, the annual base retainer fee (including the fee payable to a committee chair) and the meeting fee payable to non-employee directors is being paid 50% (or such greater percentage, in ten percent increments, any individual director may have elected) in credits representing the right to receive shares of common stock, with the balance being paid in cash. Such stock credits will be settled in shares of common stock three years following the issuance of such stock credits (or at such later time as any individual director’s service on the Board ends, if such individual director has elected to defer compensation under the directors’ deferred compensation program).

      Subject to the holding period described above for stock credits covering a portion of retainer and meeting fees, any non-employee director may defer all or a portion of those fees either as stock credits or cash credits under the directors’ deferred compensation program until such director’s service on the Board ends.

      In connection with the termination of the retirement plan for non-employee directors described below, the 1995 Equity Plan was amended to make each non-employee director eligible to receive annual grants of options to purchase up to 3,500 shares of common stock. The 1995 Equity Plan was further amended to make each non-employee director eligible to receive, commencing with fiscal 2001, annual grants of options to purchase up to 5,000 shares of common stock. Each non-employee director was granted an option to purchase 5,000 shares of common stock in respect of his or her service as such during fiscal 2001. Directors who are also full-time employees of Federated receive no additional compensation for service as directors.

      Federated’s retirement plan for non-employee directors was terminated on a prospective basis effective May 16, 1997 (the “Plan Termination Date”). As a result of such termination, persons who first become non-employee directors after the Plan Termination Date will not be entitled to receive any payment thereunder. Persons who were non-employee directors as of the Plan Termination Date will be entitled to receive retirement benefits accrued as of the Plan Termination Date. Subject to an overall limit in an amount equal to the aggregate retirement benefit accrued as of the Plan Termination Date (i.e., the product of $30,000 and the years of Board service prior to the Plan Termination Date), and the vesting requirements described below, persons who retire from service as non-employee directors after the Plan Termination Date will be entitled to receive an annual payment equal to $30,000, payable in monthly installments, commencing at age 60 (if such person’s termination of Board service occurred prior to reaching age 60) and continuing for the lesser of such person’s remaining life or a number of years equal to such person’s years of Board service prior to the Plan Termination Date. Full vesting will occur for non-employee directors who reach age 60 while serving on the Board, irrespective of such person’s years of Board service. Vesting will occur as follows for non-employee directors whose Board service terminates before the director reaches age 60: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years. Board service following the Plan Termination Date will be given effect for purposes of the foregoing vesting requirements. There are no survivor benefits under the terms of the retirement plan.

      Non-employee directors also receive executive discounts on merchandise purchased.

Compliance with Section 16(a) of the Securities Exchange of 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Federated’s directors and executive officers, and certain persons who own more than 10% of the common stock outstanding, to file with the SEC and the New York Stock Exchange (the “NYSE”) initial reports of ownership and reports of changes in ownership of common stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Federated with copies of all Section 16(a) reports they file. See “Stock Ownership — Certain Beneficial Owners.”

      To Federated’s knowledge, based solely on a review of the copies of reports furnished to Federated and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of common stock during fiscal 2001, the directors and executive officers and all beneficial owners of more than 10% of the common stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of common stock during fiscal 2001.

ITEM 2 — APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      The Board, upon the recommendation of the Audit Review Committee, has appointed the firm of KPMG LLP independent public accountants, to audit the books, records and accounts of Federated for the fiscal year ending February 1, 2003. The Board’s appointment is subject to ratification by Federated’s stockholders. KPMG LLP and its predecessors have served as independent accountants for Federated since 1988, and are considered well qualified. Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Audit Fees

      KPMG LLP has billed Federated $2,718,553, in the aggregate, for professional services rendered by KPMG LLP for the audit of Federated’s annual financial statements for fiscal 2001 and the reviews of the interim financial statements included in Federated’s Forms 10-Q filed during fiscal 2001.

Financial Information Systems Design and Implementation Fees

      KPMG LLP has not provided to Federated during fiscal 2001 professional services of the type described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

All Other Fees

      KPMG LLP has billed Federated $1,033,012, in the aggregate, for all services rendered during fiscal 2001 by KPMG LLP (other than those covered above under “Audit Fees”). Included in this are audit related fees in the amount of $892,455 incurred principally in connection with the issuance of comfort letters to underwriters, review of registration statements, issuance of consents, audits of financial statements of employee benefit plans and audits of financial statements of certain subsidiaries. The remaining balance of this fee was incurred for non-audit services, such as tax compliance and consulting services.

      The Board recommends that the stockholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

ITEM 3 — APPROVAL OF THE 1992 INCENTIVE BONUS PLAN, AS AMENDED

      The 1992 Incentive Bonus Plan, as amended (the “1992 Bonus Plan”) was originally adopted by Federated in connection with its plan of reorganization. The purpose of the 1992 Bonus Plan is to promote the attainment of Federated’s performance goals by providing incentive compensation for certain key executives of Federated and its subsidiaries.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1.0 million accrued with respect to the chief executive officer and the four most highly compensated executive officers in addition to the chief executive officer employed by Federated at the end of the applicable year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of the 1992 Bonus Plan, one such requirement is that it be approved by Federated’s stockholders once every five (5) years. The 1992 Bonus Plan, as previously constituted, was approved by Federated’s stockholders at the 1997 annual meeting. Compliance with this requirement is again sought to be achieved by obtaining such approval at the annual meeting.

      The 1992 Bonus Plan is administered by the Compensation Committee, no voting member of which may be an employee of Federated or its subsidiaries, and, to the extent described in “Further Information Concerning the Board of Directors — Committees of the Board — Section 162(m) Subcommittee”, by the Section 162(m) Subcommittee. Participants in the 1992 Bonus Plan are officers, executives and other employees of Federated or its subsidiaries (or persons who have agreed to commence serving in any of such capacities) who are designated by the Chief Executive Officer, the Chief Operating Officer or the Chief Merchandising Officer of Federated with the approval of the Compensation Committee or the Board.

      The 1992 Bonus Plan provides for both annual incentive awards and long-term incentive awards. Participants who are executives of Federated or its subsidiaries or other business units (including store principals, general merchandise managers, store managers, vice presidents and other elected officers) are eligible for annual incentive awards based upon the achievement of specified performance goals for the applicable fiscal year. Participants who have overall responsibility for day-to-day and long-term achievement of results of Federated or are in key broad-based strategy formulation and decision-making positions of Federated or its subsidiaries or other business units are eligible for long-term incentive awards based on the achievement of specified performance goals over a specified period, not to exceed five consecutive fiscal years. As of the date of this Proxy Statement, approximately 1,200 participants were eligible for annual incentive awards and approximately 27 participants were eligible for long-term incentive awards. However, the Compensation Committee has decided to discontinue, for an indefinite period commencing with fiscal 2002, the use of long-term incentive awards under the 1992 Bonus Plan. See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Long Term Incentive.”

      Prior to the beginning of each performance period, the Compensation Committee approves for such performance period the applicable performance goals for Federated and each other covered business unit and, in certain cases, for individual participants. Such performance goals are based upon Federated’s business plan. In the case of a participant who is, or is determined to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, such performance goals will be based solely upon one or more of the following measures of performance: (1) total sales; (2) comparable store sales; (3) gross margin; (4) operating or other expenses; (5) earnings before interest and taxes (“EBIT”); (6) earnings before interest, taxes, depreciation and amortization; (7) net income; (8) earnings per share; (9) cash flow; (10) return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); and (11) stock price appreciation. Such performance goals may be expressed with respect to Federated or one or more other operating units and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance (e.g., EBIT as a percentage of total sales), period-to-period changes, performance relative to business plans or budgets, or performance relative to one or more other companies or one or more indices.

      Each covered business unit’s actual performance during a particular performance period is measured against the applicable performance goals. If the covered business unit’s performance for the performance period (i) is below the threshold performance goal established therefor, no annual or long-term incentive awards are paid to participants in respect thereof under the 1992 Bonus Plan, (ii) is equal to the threshold performance goal established therefor, the threshold levels of annual and long-term incentive awards, as applicable, are paid to participants in respect thereof under the 1992 Bonus Plan, (iii) is equal to the target performance goal established therefor, the target levels of annual and long-term incentive awards, as applicable, are paid to participants in respect thereof under the 1992 Bonus Plan, (iv) is equal to or greater than the maximum performance goal established therefor, the maximum level of annual and long-term incentive awards, as applicable, are paid to participants in respect thereof under the 1992 Bonus Plan, and (v) is in between any two of the performance goal levels described in the immediately preceding clauses (ii), (iii) and (iv), the levels of the annual and long-term incentive awards, as applicable, paid to participants in respect thereof under the 1992 Bonus Plan are determined through interpolation. In the event of a performance goal with no threshold level of performance, target performance must be achieved in order for any annual incentive award to be paid to participants in respect thereof. In the event of a performance goal with no maximum level of performance and performance exceeds the target level of performance, annual incentive awards to be paid to participants in respect thereof will be calculated at a rate established by the Board for above target performance. Notwithstanding the foregoing, as of April 5, 2002, no annual incentive award paid to any participant may exceed $4.0 million, and no long-term incentive award paid to any participant may exceed $3.0 million. To further the objectives of the 1992 Bonus Plan, and in light of the Compensation Committee’s decision to discontinue for an indefinite period the use of the long-term incentive awards under the 1992 Bonus Plan and to increase the opportunity for annual incentive awards under the 1992 Bonus Plan, the Board has accepted the Compensation Committee’s recommendation that the Board amend the 1992 Bonus Plan, subject to approval by the Federated stockholders, to increase by $3.0 million, to $7.0 million, the maximum annual incentive award that may be paid to any participant in respect of fiscal years beginning in 2002. The 1992 Bonus Plan provides that all annual and long-term incentive awards will be paid to participants in respect of any particular performance period (i) in cash and/or Federated equity (including stock options, stock credits or equity equivalents), (ii) in a lump sum and/or in deferred payments or grants, and (iii) on the date(s) and other terms, including any premium in respect of any non-cash payouts or deferred payments or grants, in each case as determined by the Board at the time that performance goals are established for a particular performance period. See “Compensation Committee Report on Executive Compensation  — Specific Compensation Practices — Annual Cash Incentive and — Long-Term Incentive” for further information regarding bonus opportunities and form of payment available to participants under the 1992 Bonus Plan.

      The foregoing discussion of the material provisions of the 1992 Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached as Appendix A to this Proxy Statement and incorporated herein by reference. The 1992 Bonus Plan is subject to amendment from time to time by the Board.

      The following tables set forth certain information regarding the award opportunities granted under the 1992 Bonus Plan with respect to performance periods consisting of or commencing with fiscal 2001 or fiscal year 2002. No determination has been made with respect to any specific awards that may be granted under the 1992 Bonus Plan after the date of this Proxy Statement.

ANNUAL INCENTIVE AWARDS

		Award Potential (1)

Name and Principal Position	Fiscal Year	Threshold ($)	Target ($)	Maximum ($)

J. Zimmerman	2001	425,000	1,250,000	2,850,000
Chairman and Chief Executive Officer	2002	600,000	1,875,000	(2)

T. Lundgren
President / Chief Operating Officer and	2001	286,000	880,000	1,760,000
Chief Merchandising Officer	2002	396,000	1,265,000	(2)

R. Tysoe	2001	132,000	412,500	825,000
Vice Chairman, Finance and Real Estate	2002	198,000	618,750	(2)

T. Cody
Executive Vice President, Legal and	2001	116,800	365,000	730,000
Human Resources	2002	175,200	547,500	(2)

K. Hoguet
Senior Vice President and Chief Financial	2001	88,000	275,000	550,000
Officer	2002	132,000	412,500	(2)

Executive Group (7 persons)	2001	1,139,400	3,454,500	7,259,000
	2002	1,627,200	5,098,250	(2)

Non-Executive Officer Employee Group	2001	13,559,338	35,302,043	70,604,086
(approximately 1,200 persons)	2002	14,894,256	39,451,813	(2)

(1)	Based upon actual performance relative to the applicable performance goals, no payments under the 1992 Bonus Plan were made in respect of annual incentive awards for the fiscal 2001 performance period for the Named Executives.

(2)	If actual performance exceeds the “target” level performance goals, the annual incentive awards for the fiscal 2002 period will exceed the “target” levels set forth above and such award will be calculated at a rate established by the Board for such performance.

LONG-TERM INCENTIVE AWARDS

		Award Potential (1)

Name and Principal Position	Fiscal Year	Threshold ($)	Target ($)	Maximum ($)

J. Zimmerman
Chairman and Chief Executive Officer	2001-2003	100,000	208,333	466,667

T. Lundgren
President / Chief Operating Officer and
Chief Merchandising Officer	2001-2003	47,667	121,000	242,000

R. Tysoe
Vice Chairman, Finance and Real Estate	2001-2003	27,500	68,750	137,500

T. Cody
Executive Vice President, Legal and
Human Resources	2001-2003	24,333	60,833	121,667

K. Hoguet
Senior Vice President and Chief Financial
Officer	2001-2003	18,333	45,833	91,667

Executive Group (6 persons)	2001-2003	232,167	540,582	1,131,168

Non-Executive Officer Employee Group
(approximately 21 persons)	2001-2003	466,733	1,166,833	2,333,666

(1)	The Compensation Committee has decided to discontinue, for an indefinite period commencing in fiscal year 2002, the use of long-term incentive awards under the 1992 Bonus Plan. Consequently, there will be no long-term incentive award thereunder for the 2002-2004 performance period. In connection with this decision, long-term incentive awards under the 1992 Bonus Plan for the 2000-2002 and 2001-2003 performance periods will be prorated (i.e., reduced by one-third and two-thirds, respectively). Amounts shown in the table reflect such proration, but do not reflect a 20% premium which will be added to awards (or portions thereof) paid in stock credits. See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Long Term Incentive.”

      If the holders of a majority of the shares of common stock that are actually voted on the matter at the annual meeting vote for the approval of the 1992 Bonus Plan, the 1992 Bonus Plan will be deemed to have been approved by Federated’s stockholders and will continue to be in effect. If such approval by Federated’s stockholders is not obtained at the annual meeting, no annual or long-term incentive awards for any performance period commencing after February 2, 2002 will be paid under the 1992 Bonus Plan. Except as described in the immediately preceding sentence, neither the approval of Federated’s stockholders of the 1992 Bonus Plan nor the failure of such approval to be obtained will have any effect on the awards outstanding under the 1992 Bonus Plan at the time of the annual meeting.

      The Board recommends that stockholders vote FOR the approval of the 1992 Bonus Plan. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

ITEM 4 — STOCKHOLDER PROPOSAL SEEKING ANNUAL ELECTION OF DIRECTORS

      Federated has been notified by Mrs. Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, who is the beneficial owner of 200 shares of common stock, that she intends to submit the following proposal at the annual meeting:

RESOLVED: “That the stockholders of Federated recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.”

REASONS: “Until recently, directors of Federated were elected annually by all shareholders.”

      The proponent has submitted the following statement in support of the proposal, for which Federated and the Board accept no responsibility:

“The great majority of New York Stock Exchange listed corporations elect all their directors each year. This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. Last year the owners of 103,783,592 shares, representing approximately 64% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

      For the reasons discussed below, the Board recommends that stockholders vote AGAINST the foregoing proposal.

      Federated’s Certificate of Incorporation has provided for classified director terms for many years, including prior to the hostile takeover of Federated in 1988 that resulted in its bankruptcy in 1990. According to information provided to Federated by its advisors, approximately 63.0% of the companies included in the S&P 500 have classified boards of directors.

      The Board believes that the classification of director terms provides significant benefits to Federated’s stockholders. A classified Board provides for continuity and stability and enhances the Board’s ability to implement its long-term strategy and to focus on long-term performance. Because a classified Board makes it more difficult for a substantial shareholder to change abruptly the entire Board without the approval, or at least the cooperation, of the incumbent Board, it enhances the ability of the Board to consider whether initiatives proposed by such a substantial shareholder are in the best interests of Federated and all of its shareholders. A classified Board permits a more orderly process for directors to consider, in the exercise of their fiduciary responsibilities, any and all alternatives to maximize shareholder value.

      The Board also believes that it has in place procedures, including a policy requiring retirement at age 70 and a policy requiring that any director whose principal occupation changes submit his or her resignation, to provide assurance that its composition is appropriate. The Board is presently comprised of eleven members, all but three of whom are independent directors (as defined in Federated’s By-Laws) and are believed by the Board to be free of interests or relationships that could reasonably be expected to compromise the independent discharge of their duties. Finally, the Board operates in substantial measure through seven directorate committees, four of which (the Audit Review, BOCG and Compensation Committee and the Section 162(m) Subcommittee) are composed solely of independent directors.

      For the reasons set forth above, the Board recommends a vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

ITEM 5 — STOCKHOLDER PROPOSAL SEEKING IMPLEMENTATION OF

A CODE OF CORPORATE CONDUCT BASED ON
CERTAIN INTERNATIONAL LABOR ORGANIZATION CONVENTIONS

      Federated has been notified by The Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, NE, Washington, DC 20017, which is the beneficial owner of 800 shares of common stock, and The City of New York, Office of the Comptroller, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System and the New York City Fire Department Pension Fund, 1 Centre Street, New York, New York, 10007, which is the beneficial owner of 760,894 shares of common stock, that they intend to co-submit the following proposal at the annual meeting:

“WHEREAS, Federated Department Stores currently has extensive overseas operations, and

WHEREAS, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

WHEREAS, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

WHEREAS, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

WHEREAS, these standards incorporate the conventions of the United Nation’s International Labor Organization (ILO) on workplace human rights which include the following principles:

1)	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

2)	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

3)	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and 111)

4)	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

5)	There shall be no use of child labor. (ILO Convention 138), and,

WHEREAS, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.

THEREFORE, BE IT RESOLVED that shareholders request that the company commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.”

      For the reasons discussed below, the Board recommends that its stockholders vote AGAINST the foregoing proposal.

      Federated has adopted a “Vendor/Supplier Code of Conduct,” which, among other things, is designed to ensure that Federated will only do business with those manufacturers and suppliers that share Federated’s commitment to fair and safe labor practices. Federated’s implementation of this code reflects Federated’s sensitivity to human rights and workplace health, safety and discrimination issues.

      Federated’s code is divided into three parts:

•	PART I sets forth the principles upon which the Code is based;

•	PART II sets forth the standards used to evaluate Vendor/Supplier compliance; and

•	PART III presents methods for evaluating compliance.

      Federated spent substantial resources researching, developing and updating its code, which is detailed and addresses several sophisticated and complex issues involving compliance standards and methods and employment-related matters, including forced labor, child labor, harassment or abuse, health and safety, discrimination, wages and benefits, overtime, work hours, age and compliance with domestic and international laws.

      This proposal, however, requires Federated to commit itself to the implementation by Federated’s international suppliers and in its own international production facilities of a code of corporate conduct based on certain nebulous International Labor Organization conventions. Federated believes that the continued implementation of its code would better serve the cause that the proponents of the proposal seek to promote.

      The proposal also requires Federated to commit itself to a compliance monitoring program. Federated has developed extensive procedures to effectively monitor compliance by its vendors and suppliers and by its own international production facilities, with Federated’s policies concerning workplace health, safety and discrimination and human rights matters. Parts II and III of the Federated code, for example, set forth, respectively, the specific verification standards and methods that Federated uses to monitor compliance by its vendors, suppliers, and international production facilities. Federated annually requires its core vendors to acknowledge and sign a “Terms of Engagement Letter,” by which each vendor or supplier acknowledges, among other things that it has received a copy of the code and Federated’s Statement of Corporate Policy, that it is in full compliance with the code and Federated’s Statement of Corporate Policy, and all laws applicable in their respective country of manufacture. Vendors and suppliers who do not sign a Terms of Engagement Letter are terminated. Additionally, in the manufacture of private label products, Federated routinely inspects factories for compliance with rules and regulations dealing with child or forced labor and unsafe working conditions.

      Further, the proposal requires Federated to commit to an independent, outside monitoring program. Federated believes a mandatory independent, outside monitoring program would be burdensome and costly to Federated and its stockholders and is unnecessary. Federated has previously used independent monitoring firms in specific instances and would again consider using such firms in appropriate circumstances. In Federated’s experience, its present internal compliance monitoring program is effective and efficient.

      For the reasons set forth above, the Board recommends a vote AGAINST this proposal. Proxies solicited by the Board will be so voted unless the stockholders specify in their proxies a contrary choice.

EXECUTIVE COMPENSATION

Three-Year Compensation Summary

      The following table summarizes the compensation of the five most highly compensated executive officers of Federated as of February 2, 2002 (the “Named Executives”) for Federated’s last three fiscal years for services rendered in all capacities to Federated and its subsidiaries.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation

	Annual Compensation						Award(s)		Payouts

					Other		Restricted	Securities		All Other
					Annual		Stock	Underlying	LTIP	Compen-
Name and					Compen-		Awards	Options/	Payouts	sation
Principal Position	Year	Salary($)	Bonus($)		sation($)		($)(1)	SARs(#)	($)(2)	($)(3)

J. Zimmerman	2001	1,250,000	450,000	(4)	73,842	(5)	0	174,419	0	2,833
Chairman & Chief	2000	1,250,000	0		96,135		1,508,000	0	174,680	5,558
Executive Officer	1999	1,250,000	1,975,000		176,212		4,800,000	450,000	913,500	5,917
from May 16, 1997

T. Lundgren	2001	1,100,000	350,000	(4)	82,492		2,167,776	153,488	0	2,833
President / Chief	2000	1,083,333	0		89,201		2,600,000	300,000	96,800	5,558
Operating Officer and	1999	1,000,000	1,120,000		103,820		0	0	582,600	5,917
Chief Merchandising
Officer from April 15, 2002

R. Tysoe	2001	825,000	135,000	(4)	96,738	(6)	1,625,822	165,116	0	2,833
Vice Chairman, Finance &	2000	825,000	0		138,800		280,000	50,000	54,450	3,705
Real Estate	1999	812,500	577,500		158,591		0	0	326,200	3,945

T. Cody	2001	730,000	120,000	(4)	161,933	(7)	1,438,589	151,860	0	2,833
Executive Vice President,	2000	730,000	0		117,208		200,000	50,000	50,050	5,558
Legal and Human Resources	1999	723,333	511,000		118,098		0	0	300,100	5,917

K. Hoguet	2001	533,333	120,000	(4)	55,933	(8)	1,083,867	99,744	0	2,833
Senior Vice President and	2000	491,667	0		85,045		0	23,000	29,040	5,558
Chief Financial Officer	1999	441,667	315,000		65,355		0	0	142,200	5,917

(1)	At February 2, 2002, the aggregate number of shares of restricted stock held by each of the Named Executives and the aggregate value thereof (based on the closing market price of the common stock on February 1, 2002) were as follows: Mr. Zimmerman: 78,275 shares, $3,207,710; Mr. Lundgren: 99,913 shares, $4,094,435; Mr. Tysoe: 43,622 shares, $1,787,630; Mr. Cody: 37,703 shares, $1,545,069; and Mrs. Hoguet: 25,581 shares, $1,048,309.

(2)	The payments to the Named Executives for fiscal years 1999 and 2000 were made pursuant to Federated’s long-term incentive plans in respect of the period encompassing Federated’s fiscal years 1997 through 2000. The payments to each Named Executive for fiscal years 1999 and 2000 include cash and stock credits representing the right to receive, three years following the issuance of such stock credits, shares of common stock on a one for one basis. See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Long-Term Incentive,” for further information on Federated’s long-term incentive plans, including information regarding the allocation of the total payout between cash and stock credits commencing with the 2000-2002 performance period. For the 1999-2001 performance period there were no payouts to any of the Named Executives.

(3)	Consists of contributions under Federated’s Profit Sharing 401(k) Investment Plan. See “Retirement Program.”

(4)	The payment to the Named Executives for fiscal 2001 represents a performance award outside the 1992 Bonus Plan in recognition of their contributions during fiscal 2001 to Federated’s cash flow performance, fourth quarter recovery and strategic progress.

(5)	For fiscal 2001, the amount shown includes $19,142 for use of company aircraft.

(6)	For fiscal 2001, the amount shown includes $33,666 for use of company aircraft.

(7)	For fiscal 2001, the amount shown includes $40,827 for executive discount on merchandise purchases.

(8)	For fiscal 2001, the amount shown includes $17,681 for executive discount on merchandise purchases.

Fiscal 2001 Stock Option Grants

      The following table sets forth certain information regarding grants of stock options made during fiscal 2001 to the Named Executives pursuant to the 1995 Equity Plan. No grants of stock appreciation rights were made during fiscal 2001 to any of the Named Executives.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants

			% of Total		Market Price		Potential Realizable
	Securities		Options		on Grant		Value of Assumed Annual
	Underlying		Granted to		Date		Rates of Stock Price
	Options		Employees	Price	($) /		Appreciation for Option Term
	Granted		in Fiscal	($) /	Share	Expiration
Name	(#)		Year	Share	(1)	Date	0%($)	5%($)	10%($)

J. Zimmerman	174,419	(2)	4.41%	43.00	43.00	6/8/11	0	4,716,720	11,953,096

T. Lundgren	153,488	(3)	3.88%	43.00	43.00	6/8/11	0	4,150,694	10,518,675

R. Tysoe	115,116	(3)	2.91%	43.00	43.00	6/8/11	0	3,113,021	7,889,006
	50,000	(4)	1.26%	42.85	42.85	3/23/11	0	1,347,407	3,414,593

T. Cody	101,860	(3)	2.58%	43.00	43.00	6/8/11	0	2,754,546	6,980,560
	50,000	(4)	1.26%	42.85	42.85	3/23/11	0	1,347,407	3,414,593

K. Hoguet	76,744	(3)	1.94%	43.00	43.00	6/8/11	0	2,075,347	5,259,337
	23,000	(4)	0.58%	42.85	42.85	3/23/11	0	619,807	1,570,713

(1)	The “market price” shown is the closing price for shares of common stock on the NYSE on the business day immediately preceding the grant date.

(2)	One hundred percent of the option award vests on February 1, 2004. If, however, at any time before February 1, 2004, the average closing price of the common stock over a period of twenty consecutive trading days is $75.00 or higher, twenty-five percent of the option award will vest on each of June 1, 2002 and June 1, 2003 and fifty percent will vest on February 1, 2004.

(3)	One hundred percent of the option award vests on June 1, 2005. If, however, at any time before June 1, 2005, the average closing price of the common stock over a period of twenty consecutive trading days is $75.00 or higher, twenty-five percent of the option award will vest on each of June 1, 2002, June 1, 2003, June 1, 2004 and June 1, 2005.

(4)	Twenty-five percent of the option award vests on March 23, 2002 (“the option vesting date”) and on each of the first, second and third anniversaries of the option vesting date.

      See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Equity-Based Plan” for further information regarding grants of stock options made during fiscal 2001.

Fiscal Year-End Option Values

      The following table sets forth certain information regarding the total number and aggregate value of options exercised by each of the Named Executives during fiscal 2001 and the total number and aggregate value of options held by each of the Named Executives at February 1, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

				Value of
			Number of Securities	Unexercised
			Underlying	In-the-Money
			Unexercised Options	Options at Fiscal
			at Fiscal Year-End	Year-End ($)
	Shares Acquired		(#) Exercisable /	Exercisable /
Name	on Exercise (#)	Value Realized ($)	Unexercisable	Unexercisable (1)

J. Zimmerman	0	0	1,032,000/399,419	10,415,485/0

T. Lundgren	0	0	450,000/415,988	2,390,125/1,922,063

R. Tysoe	72,000	1,725,199	173,500/562,616	1,888,436/320,344

T. Cody	112,000	2,682,070	192,500/219,360	751,231/320,344

K. Hoguet	10,000	298,750	124,250/127,494	1,196,929/147,358

(1)	In-the-money options are options having a per share exercise price below the closing price of shares of common stock on the NYSE on February 1, 2002 (the last trading day in fiscal 2001). The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

Fiscal 2001 Long-Term Incentive Plan Award Opportunities

      The following table sets forth certain information with respect to award opportunities of the Named Executives under Federated’s long-term incentive plan for the fiscal 2001-2003 measurement period. Any payout under this program will be 100% in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits), except that any payout that Mr. Zimmerman receives for the 2001-2003 performance period will be paid 50% in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount so paid in such credits), with the balance being payable in cash. The deferred stock credit account will be settled in shares of common stock three years following the issuance of such stock credits.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

		Estimated Future Payouts
	Performance or	Under Non-Stock Price-Based Plans (1)
	Other Period Until
Name	Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)

J. Zimmerman	2003	100,000	208,333	466,667

T. Lundgren	2003	47,667	121,000	242,000

R. Tysoe	2003	27,500	68,750	137,500

T. Cody	2003	24,333	60,833	121,667

K. Hoguet	2003	18,333	45,833	91,667

(1)	The Compensation Committee has decided to discontinue, for an indefinite period commencing in fiscal year 2002, the use of long-term incentive awards under the 1992 Bonus Plan. In connection with this decision, long-term incentive awards under the 1992 Bonus Plan for the 2001-2003 performance period will be prorated (i.e., reduced by two-thirds). Amounts shown in the table reflect such proration, but do not reflect a 20% premium that will be added to awards (or portions thereof) paid in stock credits. See “Compensation Committee Report on Executive Compensation — Specific Compensation Practices — Long-Term Incentive.”

Change-in-Control Agreements

      Federated has entered into a change-in-control agreement (“Change-in-Control Agreement”) with each of the Named Executives. Under the Change-in-Control Agreements, if, prior to November 1, 2006, a change in control (as defined in the Change-in-Control Agreements) occurs and within three years thereafter Federated or, in certain circumstances, the executive terminates the executive’s employment and, in the case of a termination by Federated, cause (as defined in the Change-in-Control Agreements) therefor does not exist, the executive would be entitled to a cash severance benefit equal to three times the sum of his or her current base salary (or, if higher, the executive’s highest salary received for any year in the three full calendar years preceding the Change in Control) and target annual bonus (or, if higher, the executive’s highest bonus received for any year in the three full calendar years preceding the Change in Control), payment of any awards under Federated’s long-term incentive plan at target (if applicable, and prorated to the executive’s participation during each performance period), the continuation of welfare benefits for three years (subject, but only as to welfare benefits, to a requirement in any applicable welfare benefits plan that the executive maintain “actively at work status” and to early termination on the date the executive secures other full-time employment) and three years of retirement plan credits (but not pursuant to Federated’s qualified or non-qualified plans). The cash severance benefit payable under the Change-in-Control Agreements would be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and Federated are parties or in which the executive is a participant. In addition, the severance benefits under the Change-in-Control Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

Retirement Program

      Federated’s retirement program (the “Retirement Program”) consists of a defined benefit plan and a defined contribution plan. As of January 1, 2002, approximately 73,300 employees, including the executive officers of Federated, participated in the Retirement Program.

      To allow the Retirement Program to provide benefits based on a participant’s total compensation, Federated adopted a Supplementary Executive Retirement Plan (the “SERP”). The SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits based on compensation in excess of Internal Revenue Code maximums, as well as on amounts deferred under Federated’s Executive Deferred Compensation Plan (“EDCP”), in each case employing a formula that is based on the participant’s years of vesting service and final average compensation, taking into consideration the participant’s balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits (as defined below). As of January 1, 2002, approximately 900 employees were eligible to receive benefits under the terms of the SERP. Federated has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Retirement Program, in accordance with applicable law.

      Under the Retirement Program’s Cash Account Pension Plan, a participant retiring at normal retirement age is eligible to receive the amount credited to his or her pension account or the monthly benefit payments determined actuarially based on the amount credited to his or her pension account. Amounts credited to a participant’s account consist of an opening cash balance equal to the single sum present value, using stated actuarial assumptions, of the participant’s accrued normal retirement benefit earned at December 31, 1996, under the applicable predecessor pension plan, Pay Credits (generally, a percentage of eligible compensation credited annually based on length of service) and Interest Credits (credited quarterly, based on the 30 Year Treasury Bond rate for the November prior to each calendar year). In addition, if a participant retires at or after age 55 having, while employed, both reached age 55 and completed ten or more years of vesting service by December 31, 2001, the pension benefit payable in an annuity form, other than a single life annuity, will not be less than that which would have been payable from the predecessor pension plan under which such participant was covered on December 31, 1996.

      Prior to the adoption of the Retirement Program, Federated’s primary means of providing retirement benefits to employees was through defined contribution profit sharing plans. An employee’s accumulated retirement profit sharing interests in the profit sharing plans (the “Retirement Profit Sharing Credits”) which accrued prior to the adoption of the pension plans, continue to be maintained and invested until retirement, at which time they are distributed.

      With defined benefit plans in place, Federated continued, and presently expects to continue, to make contributions to the Profit Sharing 401(k) Investment Plan. It is impractical to estimate the accrued benefits upon retirement under Federated’s Profit Sharing 401(k) Investment Plan because the amount, if any, that will be contributed by Federated and credited to a participant in any year is determined by such variable factors, among others, as the amount of net income of Federated, participants’ annual contributions to the plan, the amount of matching contributions of Federated, and the earnings on participants’ accounts.

      The following table shows the estimated hypothetical total annual benefits payable under the SERP benefit formula pursuant to the Cash Account Pension Plan, Retirement Profit Sharing Credits and the SERP to persons retiring at their normal retirement age in 2002 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Retirement Program elects a single life annuity distribution of his or her balance in the Cash Account Pension Plan and Retirement Profit Sharing Credits. Such benefits are not subject to any deduction for Social Security or other offset amounts; however, if the total annual benefits payable to a person pursuant to the Cash Account Pension Plan and the Retirement Profit Sharing Credits under the foregoing assumptions would exceed the amount set forth below, no benefit would be payable to such person under the SERP. Eligible compensation for this purpose includes amounts reflected in the Annual Compensation portion of the Summary Compensation Table under the headings “Salary” and “Bonus,” but excludes amounts reflected in such portion of such table under the heading “Other Annual Compensation.” With respect to the Annual Compensation portion of the Summary Compensation Table, the eligible compensation of each of the Named Executives did not vary by more than 10% from the total amount of such executive’s annual compensation.

PENSION PLAN TABLE

	Years of Service
Final Average
Compensation	15	20	25	30	35

$250,000	$48,780	$65,040	$81,300	$97,560	$97,560
300,000	60,030	80,040	100,050	120,060	120,060
350,000	71,280	95,040	118,800	142,560	142,560
400,000	82,530	110,040	137,550	165,060	165,060
450,000	93,780	125,040	156,300	187,560	187,560
500,000	105,030	140,040	175,050	210,060	210,060
750,000	161,280	215,040	268,800	322,560	322,560
1,000,000	217,530	290,040	362,550	435,060	435,060
1,250,000	273,780	365,040	456,300	547,560	547,560
1,500,000	330,030	440,040	550,050	660,060	660,060

      Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet have completed 35, 20, 14, 19 and 19 years of vesting service, respectively. Pursuant to the terms of Mr. Tysoe’s former employment agreement with Federated, Mr. Tysoe, whose actual employment commenced on March 1, 1987, is deemed to have commenced employment on February 19, 1981 for the purpose of calculating years of vesting service for benefit accrual. Pursuant to the terms of Mr. Zimmerman’s current employment agreement with Federated, Mr. Zimmerman’s age will be increased by five years for the purpose of calculating the early retirement monthly and lump sum benefits under the formula used in the SERP. The resulting additional benefits, if any, payable to Messrs. Tysoe and Zimmerman will be paid by Federated separately and not pursuant to any of Federated’s qualified or non-qualified retirement plans.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview of Federated’s Executive Compensation Policies and Practices

      Federated’s executive compensation program, which was developed with the assistance of independent compensation and other advisors, is principally intended to: (a) provide appropriate incentives designed to aid in assuring the accomplishment of Federated’s performance and financial objectives; (b) help ensure that Federated is able to attract and retain top-quality management personnel; and (c) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific performance and financial objectives, as well as increases in stockholder value.

      The key guiding principle of the program is that total compensation opportunities, which include annual cash compensation and the value of long-term stock and cash incentives, should be positioned at competitive levels when performance expectations are met, should lead the industry when performance exceeds expectations and should lag behind the industry when performance falls short. The 2001 program consisted of the following components: (a) Base Salary — targeted at competitive levels within the retail industry; (b) Performance-Based Annual Cash Incentive — based on attainment of specific financial objectives for the total corporation, operating unit or individual; (c) Performance-Based Long-Term Incentive — based on company-wide performance against three-year financial performance objectives; and (d) Equity — in the form of stock options, which tie any executive gain directly to value creation and stock price appreciation, and, to a limited extent, the use of restricted stock, the ultimate value of which is also directly tied to creation of stockholder value. Information relating to each of the foregoing components is set forth below.

      The Compensation Committee (the “Committee”) engages outside executive compensation consultants, who, along with Federated management, assist the Committee in periodically reviewing the compensation programs of Federated to determine whether the total compensation provided by these programs is consistent with Federated’s performance-driven policies. It is also the Committee’s general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in reviewing executive compensation programs. Consistent with this policy, and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m), the Committee has taken what it believes to be appropriate steps to maximize the future deductibility of payments under Federated’s 1992 Bonus Plan and of stock options awarded under the 1995 Equity Plan.

      Federated’s overall executive compensation program and each of its components are administered by the Committee and the Section 162(m) Subcommittee, based on authority delegated by the Board. All of the members of the Committee are non-employee directors and all of the members of the Section 162(m) Subcommittee are “outside directors” within the meaning of Section 162(m). See “Further Information Concerning The Board of Directors — Committees of the Board — Compensation Committee” for further information regarding the Section 162(m) Subcommittee. In the opinion of the Board each of the Compensation Committee and the Section 162(m) Subcommittee is composed of directors who are independent of any relationships with any officer or other person that would prevent such committee or subcommittee from making independent judgments with respect to matters pertaining to executive compensation generally within its authority or as applied to any specific officer. No executive officer of Federated serves on any other boards of directors with any member of the Board.

Specific Compensation Practices

      Employment Agreement with Chief Executive Officer. Federated and Mr. Zimmerman entered into an employment agreement, dated as of August 27, 1999, which provides for Mr. Zimmerman to serve as Chairman of the Board and Chief Executive Officer of Federated for a term expiring on April 30, 2003. The employment agreement was amended on June 8, 2001 to extend the term of the agreement to February 1, 2004. Mr. Zimmerman’s employment agreement provides for a base salary of $1.25 million per year, and specifically includes Mr. Zimmerman as a participant in the 1992 Bonus Plan. In connection with his agreement to serve as Chairman of the Board and Chief Executive Officer of Federated, Mr. Zimmerman was granted, on August 27, 1999, an option to purchase 450,000 shares of common stock at an exercise price of $46.75 per share. Twenty-five percent of the option award vested, or is scheduled to vest, on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003. Mr. Zimmerman was also granted, on August 27, 1999, 100,000 shares of restricted stock, with the restrictions on twenty-five percent of such award having lapsed or scheduled to lapse on each of May 1, 2000, May 1, 2001, May 1, 2002 and May 1, 2003. In connection with the amendment of his employment agreement extending the term of the agreement to February 1, 2004, Mr. Zimmerman was granted, on June 8, 2001, an option to purchase 174,419 shares of common stock at an exercise price of $43.00 per share. One hundred percent of the option award vests on February 1, 2004. If, however, at any time before February 1, 2004, the average closing price of the common stock over a period of twenty consecutive trading days is $75.00 or higher, twenty-five percent of the option award will vest on each of June 1, 2002 and June 1, 2003 and fifty percent will vest on February 1, 2004. Additionally, Mr. Zimmerman’s age will be increased by five years for the purpose of calculating the early retirement monthly and lump sum benefits under the formula used in the SERP. Pursuant to Section 162(m), annual compensation accrued to Mr. Zimmerman that is in excess of $1.0 million (excluding Mr. Zimmerman’s bonus earned under the 1992 Bonus Plan, as well as any gains from the stock option awarded) will not be deductible by Federated for federal income tax purposes.

      Termination of Mr. Zimmerman’s employment by Federated other than for “cause” or by Mr. Zimmerman for “good reason” would entitle Mr. Zimmerman to receive a lump-sum payment of all salary and targeted annual bonuses for each year until the expiration of the stated term thereof. The term “cause” is defined generally to include (a) willful and material breaches of duties, (b) habitual neglect of duties, or (c) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Zimmerman in good faith to have been in or not opposed to the interests of Federated or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Zimmerman met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws or the laws of the state of Delaware. The term “good reason” is defined generally to include (w) the assignment to Mr. Zimmerman of any duties materially inconsistent with his position, authority, duties or responsibilities as contemplated in the agreement, or any other action by Federated which results in a material diminution in such position, authority, duties or responsibilities, (x) any material failure by Federated to comply with any of the provisions of the agreement, (y) failure of Mr. Zimmerman to be reelected Chairman of the Board and Chief Executive Officer of Federated or to be reelected to membership on the Board, or (z) any purported termination by Federated of Mr. Zimmerman’s employment otherwise than as expressly permitted by the agreement.

      Employment Agreements With Other Executive Officers. Each of Federated’s other executive officers, along with a number of other key employees, is a party to an employment agreement with Federated. Most of these agreements have a two-year term, although several are for three years or four years, and all incorporate non-compete and mitigation clauses. The agreements with Messrs. Tysoe and Cody and Mrs. Hoguet presently specify the following respective annual base salary rates: $825,000, $730,000 and $550,000. In connection with employment agreements entered into in June 2001, Messrs, Tysoe and Cody and Mrs. Hoguet each received a grant of stock options and restricted stock.

      Federated and Mr. Lundgren have entered into an employment agreement, dated as of June 15, 2001, which provides for Mr. Lundgren to serve as President and Chief Merchandising Officer of Federated for a term expiring on June 30, 2005. Mr. Lundgren was appointed Chief Operating Officer of Federated effective April 15, 2002. Mr. Lundgren’s employment agreement provides for a base salary of $1.1 million per year. In connection with his agreement to serve as President and Chief Merchandising Officer, Mr. Lundgren was granted, on June 8, 2001, an option to purchase 153,488 shares of common stock at an exercise price of $43.00 per share. One hundred percent of the option award vests on June 1, 2005. If, however, at any time before June 1, 2005, the average closing price of the common stock over a period of twenty consecutive trading days is $75.00 or higher, twenty-five percent of the option award will vest on each of June 1, 2002, June 1, 2003, June 1, 2004 and June 1, 2005. Mr. Lundgren was also granted on June 8, 2001, 51,163 shares of restricted stock, with the restrictions on one hundred percent of the award scheduled to lapse on June 1, 2005. Mr. Lundgren’s employment agreement contains provisions for compensation in the event of termination of Mr. Lundgren’s employment by Federated other than for “cause” or by Mr. Lundgren for “good reason” substantially identical to the comparable provisions of Mr. Zimmerman’s employment agreement described above.

      The Committee reviews the compensation levels and other terms of employment of each of Federated’s executive officers against the performance of such officers and other factors determined to be appropriate by the

Committee on a continuing basis. While the Committee expects Federated will continue its historical practice of entering into employment agreements with its executive officers and other key employees, it reserves the right to modify or terminate that practice generally or in a specific instance upon the expiration of any such agreements.

      Annual Cash Incentive. Since fiscal year 1992, Federated’s executives have participated in an annual cash bonus plan that was tied directly to Federated’s performance. In fiscal 2001, the annual bonus opportunity for Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet was based approximately 70% upon Federated’s performance against specific “EBIT” (Earnings Before Interest and Taxes) targets, approximately 15% against specific sales targets and approximately 15% against specific “ROGI” (Return on Gross Investment) targets. The Committee (or in certain cases the Section 162(m) Subcommittee) established threshold, target and maximum levels for EBIT; target and maximum levels for sales and ROGI; and a minimum EBIT-to-sales ratio consistent with Federated’s annual business plan. Failure to attain the minimum EBIT-to-sales objective results in a reduction of the bonus otherwise earned based upon EBIT performance. Furthermore, failure to achieve the threshold EBIT target results in a loss of the bonus otherwise earned for meeting sales or ROGI performance targets. Federated’s actual EBIT in fiscal 2001 was below the established threshold. Accordingly, Messrs. Zimmerman, Lundgren, Tysoe and Cody and Mrs. Hoguet did not earn an annual bonus under the 1992 Bonus Plan in respect to the 2001 annual performance period. In respect of the 2002 annual performance period, bonus opportunities will be based on EBIT, sales and cash flow targets. The Committee (or in certain cases, the Section 162(m) Subcommittee) has reviewed and approved such performance targets for the 2002 annual cash incentive for the executive group and the corresponding annual bonus opportunities.

      Long-Term Incentive. The long-term incentive plan for Federated’s executive officers is based on Federated’s three-year performance against specified financial objectives established in connection with Federated’s long-term business plan. For the fiscal 1999-2001, 2000-2002, and 2001-2003 programs, approximately 70% of the incentive opportunity is based on Federated’s performance against a cumulative corporate EBIT target and an EBIT rate target, with approximately 30% being based on Federated’s performance against a specified three-year average corporate ROGI target. Historically, consistent with Federated’s long-term business plan approved by the full Board, the Committee (or, in certain cases, the Section 162(m) Subcommittee) annually established new three-year threshold, target and maximum EBIT objectives, target and maximum average ROGI objectives and a minimum EBIT rate objective, which generally remain unchanged for each three-year measurement period. Failure to attain the minimum EBIT rate objective results in reduction of the bonus otherwise earned based upon EBIT performance. For the fiscal 1999-2001 performance period, EBIT performance did not meet the threshold objective, resulting in no payout to Federated’s executive officers for any component of the plan. Beginning with the fiscal 2000-2002 performance period, any payout will be paid 100% in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount paid in such credits), except that any payout that Mr. Zimmerman receives for the fiscal 2000-2002 and the fiscal 2001-2003 performance periods will be paid 50% in credits representing the right to receive shares of common stock (with a 20% premium being added to the amount paid in such credits), with the balance being payable in cash. Stock credits issued for any of the above-mentioned performance periods will be settled in shares of common stock three years following the issuance of such stock credits. The Compensation Committee has decided to discontinue, for an indefinite period commencing in fiscal year 2002, the use of long-term incentive awards under the 1992 Bonus Plan. Consequently, there will be no long-term incentive award thereunder for the 2002-2004 performance period. In connection with this decision, long-term incentive awards (and the related performance goals) under the 1992 Bonus Plan for the 2000-2002 and 2001-2003 performance periods will be prorated (i.e., reduced by one-third and two-thirds, respectively).

      Performance Awards. In recognition of their contributions during fiscal 2001 to Federated’s cash flow performance, fourth quarter recovery and strategic progress, cash awards were made outside of the 1992 Bonus Plan to the “Named Executives,” as shown in the Summary Compensation Table.

      Equity-Based Plan. Stock option awards were granted in fiscal 2001 by the Committee to Messrs. Zimmerman, Lundgren, Tysoe and Cody and to Mrs. Hoguet. Restricted stock awards were granted in fiscal 2001 by the Committee to Messrs. Lundgren, Tysoe and Cody and Mrs. Hoguet.

      Other than the options granted in connection with employment agreements as described above, the fiscal 2001 stock option awards were granted within the guidelines of the equity program, which have been established for all executives, except for the current two most senior executives of Federated. The guidelines featured the use of a range of annual stock option award opportunities for each eligible position within Federated, with the range of opportunity reflecting competitive levels of awards as compared to other retailers and with individual awards reflecting individual performance within Federated. In granting these performance-based awards, key employees were provided with an immediate financial interest in increasing stockholder value. Option awards are typically granted with an exercise price equal to 100% of fair market value at the time of grant, with a 10-year term and vesting over four years.

      All equity awards granted in fiscal 2001 were granted pursuant to the 1995 Equity Plan.

Conclusion

      The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of Federated, and with the primary mission of the full Board of increasing long-term stockholder value.

Respectfully submitted,

Joseph Neubauer, Chairperson
Meyer Feldberg
Joseph A. Pichler
Craig E. Weatherup

AUDIT REVIEW COMMITTEE REPORT

      The Board has adopted a written Audit Review Committee Charter. All members of the Audit Review Committee are independent, as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

      The Audit Review Committee has reviewed and discussed with Federated’s management and KPMG LLP, the audited financial statements of Federated contained in Federated’s Annual Report to stockholders for fiscal 2001. The Audit Review Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communications with Audit Committees).

      The Audit Review Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committee’s”), and has discussed with KPMG LLP their independence. Additionally, pursuant to procedures established by the Audit Committee, the Audit Committee reviews and approves in advance all material consulting arrangements entered into by Federated with KPMG LLP.

      Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board that the audited financial statements be included in Federated’s Annual Report on Form 10-K for fiscal 2001, filed with the United States Securities and Exchange Commission.

Respectfully submitted,

Marna C. Whittington, Chairperson
Earl G. Graves, Sr.
Sara Levinson
Karl M. von der Heyden

COMPARISON OF TOTAL STOCKHOLDER RETURN

      The following graph compares the cumulative total stockholder return on the common stock with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Retail Department Store Index for the period from February 1, 1997 through February 2, 2002, assuming an initial investment of $100 and the reinvestment of all dividends, if any.

	1997	1998	1999	2000	2001	2002
Federated	$100	$129	$127	$127	$136	$125
S&P 500	$100	$127	$168	$181	$182	$153
S&P–Dept. Stores	$100	$131	$130	$103	$125	$148

The companies included in the S&P Retail Department Store Index are Dillard’s, Federated, J.C. Penney, Kohl’s, May, Nordstrom and Sears.

STOCKHOLDER PROPOSALS

      Proposals for 2003 Annual Meeting. Stockholders of Federated may submit proposals on matters appropriate for stockholder action at meetings of Federated’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”). For such proposals to be included in Federated’s proxy materials relating to its 2003 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Federated no later than December 18, 2002.

      Except in the case of proposals made in accordance with Rule 14a-8, the By-Laws require that stockholders intending to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of Federated not less than 60 days prior to the meeting. However, in the event that the date of the meeting is not publicly announced by Federated by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Federated not later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require, among other things, that the notice by the stockholder set forth a description of the business to be brought before the meeting and certain information concerning the stockholder proposing such business, including such stockholder’s name and address, the class and number of shares of Federated’s capital stock that are owned beneficially by such stockholder and any material interest of such stockholder in the business proposed to be brought before the meeting. The chairman of the meeting may refuse to permit to be brought before the meeting any stockholder proposal (other than a proposal made in accordance with Rule 14a-8) not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to nominate candidates for election as directors. See “Further Information Concerning the Board of Directors — Director Nomination Procedures.”

OTHER MATTERS

      The Board knows of no business which will be presented for consideration at the annual meeting other than that described in this proxy statement. However, if any business shall properly come before the annual meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.

      The cost of preparing, assembling and mailing the proxy material will be borne by Federated. The Annual Report of Federated for fiscal 2001, which is being mailed to the stockholders with this proxy statement, is not to be regarded as proxy soliciting material. Federated may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of Federated, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. Federated will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, Federated has engaged the firm of Georgeson Shareholder Communications, Inc. (“Georgeson”), of New York City, to assist in the solicitation of proxies on behalf of the Board. Georgeson will solicit proxies with respect to common stock held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to Federated will not substantially exceed $7,500.

By:	/s/ DENNIS J. BRODERICK

Dennis J. Broderick Secretary

April 17, 2002

PLEASE CAST YOUR VOTE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED

PROXY CARD. IF YOU CHOOSE TO CAST YOUR VOTE BY COMPLETING THE
ENCLOSED PROXY CARD, PLEASE RETURN IT PROMPTLY IN THE
ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO
POSTAGE IF MAILED IN THE UNITED STATES.

Appendix A

FEDERATED DEPARTMENT STORES, INC.

1992 INCENTIVE BONUS PLAN
(As amended and restated as of May 17, 2002)

      Federated Department Stores, Inc., a Delaware corporation (the “Company”), hereby amends and restates this 1992 Incentive Bonus Plan (this “Bonus Plan”) effective, subject to the provisions of Section 14, as of May 17, 2002.

      1. Purpose. The purpose of this Bonus Plan is to promote the attainment of the Company’s performance goals by providing incentive compensation for certain designated key executives and employees of the Company and its Subsidiaries.

      2. Definitions. As used in this Bonus Plan, the following terms have the following meanings when used herein with initial capital letters:

(a) “Annual Incentive Award” means the incentive bonus earned by a Participant pursuant to Section 5.

(b) “Board” means the Board of Directors of the Company or, pursuant to any delegation by the Board to the Compensation Committee pursuant to Section 12, the Compensation Committee.

(c) “Chief Executive Officer” means the Chief Executive Officer of the Company.

(d) “Chief Operating Officer” means the Chief Operating Officer of the Company.

(e) “Chief Merchandising Officer” means the Chief Merchandising Officer of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Compensation Committee” means a committee appointed by the Board in accordance with the By-Laws of the Company consisting of at least three Non-Employee Directors.

(h) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(i) “Long-Term Incentive Award” means the incentive bonus, if any, earned by a Participant pursuant to Section 6.

(j) “Non-Employee Director” means a Director of the Company who is not a full-time employee of the Company or any Subsidiary.

(k) “Operating Unit” means the Company as a whole and each other individual subsidiary, division, store, or other business unit of the Company in which individuals employed thereby or therein have been approved to participate in this Bonus Plan by the Board.

(l) “Participant” means a person who is designated by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer, with the approval of the Board, to receive benefits under this Bonus Plan and who is at the time an officer, executive, or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities.

(m) “Performance Goal” means the target level of performance for each Performance Period for the Company as a whole and for each Operating Unit of the Company and, where applicable, for an individual Participant, in each case as established by the Board pursuant to Section 4. The Performance Goals applicable to any Annual Incentive Award or Long-Term Incentive Award made to a Covered Employee will be based solely upon one or more of the following measures of performance:

(1)	total sales;

(2)	comparable store sales;

(3)	gross margin;

(4)	operating or other expenses;

(5)	earnings before interest and taxes (“EBIT”);

(6)	earnings before interest, taxes, depreciation and amortization;

(7)	net income;

(8)	earnings per share;

(9)	cash flow;

(10)	return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); and

(11)	stock price appreciation.

Such Performance Goals may be expressed with respect to the Company or one or more other Operating Units and may be expressed in terms of absolute levels or percentages or ratios expressing relationships between two or more of the foregoing measures of performance (e.g., EBIT as a percentage of total sales), period-to-period changes, relative to business plans or budgets, or relative to one or more other companies or one or more indices. The two immediately preceding sentences are intended to comply with the exception from Section 162(m) of the Code for qualified performance-based compensation, and will be construed, applied, and administered accordingly.

(n) “Performance Period” means, in the case of determining Annual Incentive Awards pursuant to Section 5, one fiscal year of the Company, and in the case of determining Long-Term Incentive Awards pursuant to Section 6, a period determined by the Board not longer than five consecutive fiscal years of the Company. The initial Performance Period under this Bonus Plan in either case will commence on February 2, 1992 and terminate, in the case of Annual Incentive Awards and Long-Term Incentive Awards, on such date or dates as the Board may determine. Any new Performance Period in each case would commence on the first day of each fiscal year of the Company.

(o) “Retirement” means a Participant’s voluntary termination of employment with the Company on or after attainment of age 65, or such other age as may from time to time be established as the normal retirement date under the Company’s principal retirement benefit plan in which the Participant is a participant, and before being informed by the Company that his or her employment will be terminated.

(p) “Rule 16b-3” means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule substantially to the same effect), as in effect from time to time.

(q) “Subsidiary” has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended (or under any successor rule substantially to the same effect).

      3. Eligibility. (a) Except as otherwise provided in this Section 3, an employee of the Company or one of its Subsidiaries will become a Participant for a particular Performance Period (i) in respect of Annual Incentive Awards if such employee (x) is an executive of the Company (including without limitation a store principal, general merchandise manager, divisional merchandise manager, store manager, senior vice president, or other vice president or elected officer of the Company or another Operating Unit) on or as of the first day of the Performance Period, (y) is recommended for participation by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer or any designee thereof, and (z) is approved as a Participant by the Board, and (ii) in respect of Long-Term Incentive Awards if such employee has overall responsibility for day-to-day and long-term achievement of results of the Company or is in a key broad-based strategy formulation and decision-making position of the Company or another Operating Unit selected by the Board to participate in this Bonus Plan, in each case as specifically determined by the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer and approved by the Board on or as of the first day of the Performance Period.

      (b) An executive employee who first becomes eligible to participate after the beginning of a particular Performance Period will become a Participant for such Performance Period only in accordance with this Section 3(b). The Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer may, with the approval of the Board, allow participation for a portion of such Performance Period for such employee on such terms and conditions as the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer (with such approval) may determine. In the event that at any time during any Performance Period with respect to Annual Incentive Awards an executive employee is first hired by the Company or a Subsidiary, or is promoted by the Company or any such Subsidiary to a position in a different Operating Unit and as a result thereof becomes eligible to participate in this Bonus Plan, then, except as otherwise determined by the Board or as otherwise provided in Section 10, such employee will be entitled to be a Participant for purposes of Annual Incentive Awards, which will be prorated on the basis of the number of months of such employee’s participation during such Performance Period to the aggregate number of months in such Performance Period. In the event that within the first thirty months of any Performance Period with respect to Long-Term Incentive Awards an executive employee is first hired by the Company or a Subsidiary, or is promoted by the Company or any such Subsidiary to a position in a different Operating Unit and as a result thereof becomes eligible to participate in this Bonus Plan, then, except as otherwise determined by the Board or as otherwise provided in Section 10, such employee will be entitled to be a Participant for purposes of Long-Term Incentive Awards, which will be prorated on the basis of the ratio of the number of months of such employee’s participation during such Performance Period to the aggregate number of months in such Performance Period.

      (c) The Board may, in its discretion, allow an executive employee who is not otherwise eligible to participate in this Bonus Plan to be treated as a Participant for all or a portion of any Performance Period on such basis as the Board may determine.

      4. Performance Goals. (a) The Board will approve for each Performance Period the applicable Performance Goals for the Company and each other Operating Unit, as well as for individual Participants in this Bonus Plan, where appropriate, based upon the consolidated business plan of the Company. Such Performance Goals will not be adjusted during a Performance Period, except that such Performance Goals may be so adjusted to prevent dilution or enlargement of any Annual Incentive Award or Long-Term Incentive Award as a result of extraordinary events or circumstances as determined by the Board or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divesti-

tures and material restructuring charges; provided, however, in the case of a Covered Employee, that no such adjustment will be made if the effect of such adjustment would be to cause the related compensation to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

      (b) Prior to the beginning of each Performance Period, the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer or any designee thereof will (i) notify each eligible employee who has been selected to participate in this Bonus Plan that he or she is a Participant under this Bonus Plan for such Performance Period and (ii) communicate in writing to each Participant the minimum, maximum, and target Performance Goals applicable to such Participant for the Company and each other Operating Unit for such Performance Period, and the corresponding minimum, maximum, and target levels of Annual Incentive Awards and Long-Term Incentive Awards for performance by the Participant with respect to such Performance Goals.

      5. Annual Incentive Awards. (a) Subject to Section 4, unless changed by the Board, each eligible Participant may earn Annual Incentive Awards as hereinafter provided. Each Operating Unit’s actual performance during a particular Performance Period will be measured against the Performance Goals established therefor by the Board in accordance with Section 4. In addition to target levels of performance set out in the Performance Goals, the Performance Goals may also have threshold levels of performance and maximum levels of performance. In the event such Operating Unit’s performance for the Performance Period (A) is below the minimum Performance Goal established therefor, no Annual Incentive Awards will be paid to Participants in respect thereof, (B) is equal to the minimum Performance Goal established therefor, the minimum level of Annual Incentive Awards will be paid to Participants in respect thereof, (C) is equal to the target Performance Goal established therefor, the target level of Annual Incentive Awards will be paid to Participants in respect thereof, (D) is equal to or greater than the maximum Performance Goal established therefor, the maximum level of Annual Incentive Awards will be paid to Participants in respect thereof, and (E) is between any two of the Performance Goal levels described in the immediately preceding clauses (B), (C), and (D), the level of Annual Incentive Awards to be paid to Participants in respect thereof will be a level interpolated by the Board between the corresponding levels of Annual Incentive Awards paid in respect of such Performance Goal levels. In the event of a Performance Goal with no threshold level of performance, target performance must be achieved in order for any Annual Incentive Award to be paid to Participants in respect thereof. In the event of a Performance Goal with no maximum level of performance and performance exceeds the target level of performance, subject to Section 5(c) hereof, Annual Incentive Awards to be paid to Participants in respect thereof will be calculated at a rate established by the Board for above target performance.

      (b) Except in the case of a Covered Employee, the Annual Incentive Award determined pursuant to Section 5(a) may be modified by the Board to recognize a Participant’s individual performance or in other circumstances deemed appropriate by the Board.

      (c) Notwithstanding any other provision of this Bonus Plan to the contrary, in no event will an Annual Incentive Award paid to any Participant for a fiscal year exceed $7.0 million.

      6. Long-Term Incentive Awards. (a) Unless changed by the Board, each eligible Participant may earn Long-Term Incentive Awards as hereinafter provided. Each Operating Unit’s actual performance during a particular Performance Period will be measured against the Performance Goals established therefor by the Board in accordance with Section 4. In addition to target levels of performance set out in the Performance Goals, the Performance Goals may also have threshold levels of performance and maximum levels of performance. In the event such Operating Unit’s performance for such Performance Period (A) is below the minimum Performance Goal established therefor, no Long-Term Incentive Awards will be paid to Participants in respect thereof, (B) is equal to the minimum Performance Goal established therefor, the minimum level of Long-Term Incentive

Awards will be paid to Participants in respect thereof, (C) is equal to the target Performance Goal established therefor, the target level of Long-Term Incentive Awards will be paid to Participants in respect thereof, (D) is equal to or greater than the maximum Performance Goal established therefor, the maximum level of Long-Term Incentive Awards will be paid to Participants in respect thereof, and (E) is between any two of the Performance Goal levels described in the immediately preceding clauses (B), (C), and (D), the level of Long-Term Incentive Awards to be paid to Participants in respect thereof will be a level interpolated by the Board between the corresponding levels of Long-Term Incentive Awards paid in respect of such Performance Goal levels. In the event of a Performance Goal with no threshold level of performance, target performance must be achieved in order for any Long-Term Incentive Award to be paid to Participants in respect thereof. In the event of a Performance Goal with no maximum level of performance and performance exceeds the target level of performance, subject to Section 6(c) hereof, Long-Term Incentive Awards to be paid to Participants in respect thereof will be calculated at a rate established by the Board for above target performance.

      (b) Except in the case of a Covered Employee, the Long-Term Incentive Award determined pursuant to Section 6(a) may be modified by the Board to recognize a Participant’s individual performance or in other circumstances deemed appropriate by the Board.

      (c) Notwithstanding any other provision of this Bonus Plan to the contrary, in no event will a Long-Term Incentive Award paid to any Participant for a Performance Period exceed $3.0 million.

      7. Payment of Awards. Annual Incentive Awards and Long-Term Incentive Awards will be paid to Participants in respect of any particular Performance Period (i) in cash and/or Company equity (including stock options, stock credits or equity equivalents), (ii) in a lump sum and/or in deferred payments or grants, and (iii) on the date(s) and other terms, including any premium in respect of any non-cash payments or deferred payments or grants, in each case as determined by the Board at the time that Performance Goals are established for a particular Performance Period. All Annual Incentive Awards and Long-Term Incentive Awards that are paid in cash will be paid in U.S. dollars. The Company may deduct from any payment such amounts as may be required to be withheld under any federal, state, or local tax laws.

      8. Termination of Employment. If a Participant terminates employment with the Company and its Subsidiaries before the last day of a Performance Period due to death, disability, or Retirement with the consent of the Company, the Participant’s Annual Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Annual Incentive Awards and Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period. If a Participant’s employment with the Company and its Subsidiaries is terminated by the Company or any such Subsidiary before the last day of a Performance Period for any reason other than for Cause (as hereinafter defined), the Participant’s Annual Incentive Awards and Long-Term Incentive Awards will be prorated on the basis of the ratio of the number of months of participation during the Performance Period to which the Annual Incentive Awards and the Long-Term Incentive Awards relate to the aggregate number of months in such Performance Period, unless otherwise determined by the Board. Except as otherwise provided in this Section 8, if a Participant’s employment with the Company and its Subsidiaries is terminated before the last day of a Performance Period for any reason, the Participant will not be entitled to any Annual Incentive Award or Long-Term Incentive Award for such Performance Period unless otherwise determined by the Board. For purposes of this Agreement, “Cause” means any act of dishonesty, fraud, or willful misconduct by a Participant in the performance of the Participant’s duties as an employee of the Company, or any conviction of a Participant for any felony involving moral turpitude.

      9. Change in Control. In connection with any actual or potential change in control of the Company, whether as a result of any stock acquisition, merger, or other business combination transaction, or any restructuring or recapitalization of the Company, then the Board will take all such actions hereunder as it may determine to be necessary or appropriate to treat Participants equitably hereunder, including without limitation the modification or waiver of applicable Performance Goals, Performance Periods, Annual Incentive Awards, or Long-Term Incentive Awards, notwithstanding the terms of any initial award, and whether to establish or fund a trust or other arrangement intended to secure the payment of such awards.

      10. Transfers and Changes in Responsibilities. (a) If a Participant’s responsibilities materially change or the Participant is transferred during a Performance Period to another Operating Unit or to a position that is not designated or eligible to participate in this Bonus Plan, the Company may, as determined by the Board, either (i) continue the Participant’s participation in this Bonus Plan and, except in the case of a Covered Employee, as of the date of such change or transfer, establish new performance awards (as determined pursuant to Section 10(b)) in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, for the Participant with respect to his or her new position, or (ii) terminate the Participant’s participation in this Bonus Plan in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, and, as of the date of such change or transfer, the Participant’s Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, would be prorated on the basis of the ratio of the number of months of the Participant’s participation during the Performance Period to which such Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, relate to the aggregate number of months in such Performance Period.

      (b) If in the event of such a change or transfer the Participant’s participation in this Bonus Plan in respect of Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, is not terminated pursuant to Section 10(a)(ii), then the Participant’s Annual Incentive Awards and/or Long-Term Incentive Awards, as the case may be, will be prorated on the basis of the number of months of service by the Participant at each Operating Unit during the Performance Period.

      11. Security of Payment of Benefits. Unless otherwise determined by the Board, all Annual Incentive Awards and Long-Term Incentive Awards will be paid from the Company’s general assets, and nothing contained in this Bonus Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

      12. Administration of the Plan. (a) This Bonus Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Bonus Plan to the Compensation Committee.

      (b) The Board will take such actions as are required to be taken by it hereunder, may take the actions permitted to be taken by it hereunder, and will have the authority from time to time to interpret this Bonus Plan and to adopt, amend, and rescind rules and regulations for implementing and administering this Bonus Plan. All such actions will be in the sole discretion of the Board and, when taken, will be final, conclusive, and binding. Without limiting the generality or effect of the foregoing, the interpretation and construction by the Board of any provision of this Bonus Plan or of any agreement, notification, or document evidencing the grant of benefits payable to Participants and any determination by the Board in its sole discretion pursuant to any provision of this Bonus Plan or any provision of such agreement, notification, or document will be final and conclusive. Without limiting the generality or effect of any provision of the Certificate of Incorporation of the Company, neither the Chief Executive Officer, the Chief Operating Officer, or the Chief Merchandising Officer nor any member of the Board will be liable for any action or determination made in good faith.

      (c) The provisions of Sections 5 and 6 will be interpreted as authorizing the Board, in taking any action under or pursuant to this Bonus Plan, to take any action it determines in its sole discretion to be appropriate, subject only to the express limitations therein contained, and no authorization in either such Section or any other provision of this Bonus Plan is intended or may be deemed to constitute a limitation on the authority of the Board.

      (d) The existence of this Bonus Plan or any right granted or other action taken pursuant hereto will not affect the authority of the Board or the Company to take any other action, including in respect of the grant or award of any annual or long-term bonus or other right or benefit, whether or not authorized by this Bonus Plan, subject only to limitations imposed by applicable law as from time to time applicable thereto.

      13. Miscellaneous. (a) This Bonus Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

      (b) Except as otherwise provided in this Bonus Plan, no right or benefit under this Bonus Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

      (c) This Bonus Plan may be amended or terminated from time to time by the Board. In the event this Bonus Plan is terminated before the last day of a Performance Period, Annual Incentive Awards and Long-Term Incentive Awards payable for such Performance Period will be prorated on the basis of the ratio of the number of months in such Performance Period prior to such termination to the aggregate number of months in such Performance Period and will be paid only after the end of such Performance Period, which will be deemed to continue until the expiration thereof as if this Bonus Plan had not been terminated.

      (d) If any provision in this Bonus Plan is held to be invalid or unenforceable, no other provision of this Bonus Plan will be affected thereby.

      (e) This Bonus Plan will be governed by and construed in accordance with applicable United States federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

      14. Effectiveness. The amendment and restatement of this Bonus Plan set forth herein will become effective as of May 17, 2002; provided, however, that the amendment and restatement of Section 5(c) set forth herein will not become effective unless the holders of a majority of the shares of common stock of the Company actually voting on the matter approve this Bonus Plan, as amended and restated hereby, at a meeting of the stockholders of the Company.

To vote by Telephone
	1)	Read the Proxy Statement and have the proxy card below at hand.
C/O THE BANK OF NEW YORK	2)	Call 1-800-690-6903.
CHURCH STREET STATION	3)	Enter the 12-digit control number set forth on the proxy card and follow the simple instructions.
P.O. BOX 11002	4)	The deadline for casting your vote is 11:59 p.m., EDT on May 16, 2002.
NEW YORK, NY 10286-1002
To vote by Internet
	1)	Read the Proxy Statement and have the proxy card below at hand.
	2)	Go to Website www.proxyvote.com.
	3)	Enter the 12-digit control number set forth on the proxy card and follow the simple instructions.
	4)	The deadline for casting your vote is 11:59 p.m., EDT on May 16, 2002.

To vote by Mail
	1)	Read the Proxy Statement.
	2)	Check the appropriate boxes on the proxy card below.
	3)	Sign and date the proxy card.
	4)	Return the proxy card in the envelope provided so that it reaches the tabulator no later than May 16, 2002.

Please do not send the proxy card back if voting via telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FEDERATED DEPARTMENT STORES, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL
NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, “FOR” ITEM
3, “AGAINST” ITEM 4 AND “AGAINST” ITEM 5.

		For	Withhold	For All	To withhold authority to vote, mark "For All Except"
		All	All	Except	and write the nominee’s number on the line below.
1.	Election of Directors Nominees for a three-year term:
	1) Meyer Feldberg, 2) Terry J. Lundgren, 3) Ronald W. Tysoe and 4) Marna C. Whittington.	☐	☐	☐

Vote On Proposals		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as Federated’s independent accountants for the fiscal year ending February 1, 2003.	☐	☐	☐

3.	To approve Federated’s 1992 Incentive Bonus Plan, as amended.	☐	☐	☐

4.	To act upon a stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.	☐	☐	☐

5.	To act upon a stockholder proposal to adopt and implement a code of corporate conduct based on certain International Labor Organization conventions.	☐	☐	☐

For purposes of the 2002 Annual Meeting, proxies will be held in confidence (subject to certain exceptions as set forth in the Proxy Statement), unless the undersigned checks the following box:	☐

Change of Address: check box and note correct address on the right.

Unless voting by telephone or Internet, this proxy should be dated, signed by the stockholder as his or her name appears hereon, and returned promptly in the enclosed envelope. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.	☐

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

FEDERATED DEPARTMENT STORES, INC.

Proxies Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders on May 17, 2002

The undersigned holder of shares of Common Stock of Federated hereby appoints Joseph A. Pichler, Craig E. Weatherup and James M. Zimmerman, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of Federated to be held at its corporate offices located at 7 West Seventh Street, Cincinnati, Ohio, 45202 at 11:00 a.m., Eastern Daylight Time, on Friday, May 17, 2002, and at any and all postponements and adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, “FOR” ITEM 3, “AGAINST” ITEM 4 AND “AGAINST” ITEM 5, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES IN RESPECT OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED. IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

(Continued, and to be dated and signed, on the other side)

The company’s Annual Report, Form 10K, and proxy statement are available on Federated’s web site: www.fds.com/vote.

7 WEST SEVENTH STREET	To vote by Telephone
CINCINNATI, OH 45202	1)	Read the Proxy Statement on-line and have the proxy card below at hand.
	2)	Call 1-800-690-6903.
	3)	Enter the 12-digit control number set forth on the proxy card and follow the simple instructions.
	4)	The deadline for casting your vote is 11:59 p.m., EDT on May 15, 2002.

To vote by Internet
	1)	Read the Proxy Statement on-line and have the proxy card below at hand.
	2)	Go to Federated’s Website www.fds.com/vote.
	3)	Enter the 12-digit control number set forth on the proxy card and follow the simple instructions.
	4)	The deadline for casting your vote is 11:59 p.m., EDT on May 15, 2002.

To vote by Mail
	1)	Read the Proxy Statement on-line.
	2)	Check the appropriate boxes on the proxy card below.
	3)	Sign and date the proxy card.
	4)	Return the proxy card in the envelope provided so that it reaches the tabulator no later than May 15, 2002.

Please do not send the proxy card back if voting via telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FEDERATED DEPARTMENT STORES, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL
NOMINEES LISTED IN ITEM 1, “FOR” ITEM 2, “FOR” ITEM
3, “AGAINST” ITEM 4 AND “AGAINST” ITEM 5.

		For	Withhold	For All	To withhold authority to vote, mark "For All Except"
		All	All	Except	and write the nominee's number on the line below.
1.	Election of Directors Nominees for a three-year term:
	1) Meyer Feldberg, 2) Terry J. Lundgren, 3) Ronald W. Tysoe and 4) Marna C. Whittington.	☐	☐	☐

Vote On Proposals		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as Federated’s independent accountants for the fiscal year ending February 1, 2003.	☐	☐	☐

3.	To approve Federated’s 1992 Incentive Bonus Plan, as amended.	☐	☐	☐

4.	To act upon a stockholder proposal to take the necessary steps to adopt a system for the annual election of all of Federated’s directors.	☐	☐	☐

5.	To act upon a stockholder proposal to adopt and implement a code of corporate conduct based on certain International Labor Organization conventions.	☐	☐	☐

For purposes of the 2002 Annual Meeting, proxies will be held in confidence, unless the undersigned checks the following box:	☐

Change of Address: check box and note correct address on the right.

Unless voting by telephone or Internet, this proxy should be dated, signed by the stockholder as his or her name appears hereon, and returned promptly in the enclosed envelope.	☐

Signature (PLEASE SIGN WITHIN BOX)	Date

FEDERATED DEPARTMENT STORES, INC.

To:	J.P. Morgan Chase and Co., as Trustee for the Federated Department Stores, Inc. Profit Sharing 401(k) Investment Plan.

I acknowledge receipt of the Letter to Employee Stockholders concerning the Annual Meeting of Stockholders of Federated Department Stores, Inc. will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 17, 2002 at the corporate offices located at 7 West Seventh Street, Cincinnati, Ohio 45202.

As to my proportional interest in any stock of Federated registered in your name, you are directed as indicated on the reverse side as to the matters listed in the form of Proxy solicited by the Board of Directors of Federated.

I understand that if I sign this instruction card on the other side without otherwise indicating my voting instructions, it will be understood that I wish my proportional interest in the shares to be voted in accordance with the recommendations of the Board of Directors of Federated as to Items 1, 2, 3, 4 and 5.

If any such stock is registered in the name of your nominee, the authority and directions herein shall extend to such nominee.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED. IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

(Continued, and to be dated and signed, on the other side)